Exhibit 10.2

EXHIBIT A

Final APA

ASSET PURCHASE AGREEMENT

by and among

BEACON POWER CORPORATION

and

STEPHENTOWN REGULATION SERVICES LLC

as Sellers

and

RC BEACON ACQUISITION, LLC

and

SPINDLE GRID REGULATION, LLC

as Purchasers

Dated as of February 3, 2012

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 3, 2012 (the “Execution Date”), is by and among Beacon Power Corporation, a Delaware corporation (“Beacon Seller”), Stephentown Regulation Services LLC, a Delaware limited liability company (“SRS Seller” and, together with Beacon, “Sellers” and each, individually, a “Seller”), RC Beacon Acquisition, LLC, a Delaware limited liability company (the “Beacon Purchaser”), and Spindle Grid Regulation, LLC, a Delaware limited liability company (the “SRS Purchaser” and, together with the Beacon Purchaser, “Purchasers” and each, individually, a “Purchaser”).  In this Agreement, Sellers and Purchaser are hereinafter collectively referred to as the “Parties” and each, individually, a “Party.”

RECITALS

A.            Beacon Seller is engaged in the business of developing, producing and implementing a range of energy-related technologies and particularly with respect to flywheel devices that store and recycle energy and related businesses (the “Beacon Business”).

B.            SRS Seller is engaged in the business of owning and operating a flywheel-based frequency regulation facility in Stephentown, New York (the “SRS Business” and, together with the Beacon Business, the “Businesses” and each, individually, a “Business”).

C.            On October 30, 2011, Beacon Seller and its subsidiaries, SRS Seller and Stephentown Holding LLC (collectively, the “Debtors”), each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, with the jointly administered cases (collectively, the “Chapter 11 Cases” and each, individually, a “Chapter 11 Case”) pending before the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

D.            In connection with the Chapter 11 Cases, on February 3, 2012, the Debtors intend to hold an auction (the “Auction”) for substantially all of Beacon Seller’s assets and for substantially all of SRS Seller’s assets.

E.             Upon the terms and subject to the conditions contained in this Agreement, (i) Beacon Seller wishes to sell to Beacon Purchaser, and Beacon Purchaser wishes to purchase and acquire from Beacon Seller, subject and pursuant to sections 105, 363 and 365 of the Bankruptcy Code, all of Beacon Seller’s right, title and interest in and to the Beacon Included Assets and to assume from Beacon Seller the Beacon Assumed Liabilities, and (ii) SRS Seller wishes to sell to SRS Purchaser, and SRS Purchaser wishes to purchase and acquire from SRS Seller, subject and pursuant to sections 105, 363 and 365 of the Bankruptcy Code, all of SRS Seller’s right, title and interest in and to the SRS Included Assets and to assume from SRS Seller the SRS Assumed Liabilities, all in accordance with and pursuant to the terms in this Agreement and the Sale Order.

F.             Simultaneously with the execution of this Agreement, Purchasers, Sellers and the Escrow Holder shall enter into an Escrow Agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”).

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.            Recitals.  The recitals set forth above are incorporated by reference and are expressly made part of this Agreement.

Section 1.2.            Definitions.  The definitions set forth on Schedule 1.2 shall apply to and constitute part of this Agreement, the Schedules and all Exhibits attached hereto.

Section 1.3.            Other Terms.  As used in this Agreement, any reference to any federal, state, local, or foreign law, including any applicable Law, will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to “this Agreement” shall include all Exhibits, Schedules and other agreements, instruments or other documents attached hereto. The words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. References in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the provisions of this Agreement and shall not affect the interpretation hereof. Unless otherwise specified herein, payments that are required to be made under this Agreement shall be paid by wire transfer of immediately available funds to an account designated in advance by the Party entitled to receive such payment. All references to “dollars” or “$” or “US$” in this Agreement means U.S. dollars.

Section 1.4.            Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.

Section 1.5.            Time.  Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day. The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the Parties. All references herein to time are references to prevailing Eastern time, unless otherwise specified herein.

ARTICLE II
AGREEMENT OF PURCHASE AND SALE

Section 2.1.            Purchase and Sale of Assets.

(a)         Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Beacon Seller shall sell, transfer, assign, convey and deliver to Beacon Purchaser, and Beacon Purchaser shall purchase and acquire from Beacon Seller, free and clear of Encumbrances (other than Permitted Encumbrances and Beacon Assumed Liabilities), all right, title and interest in, to and under all of the assets, properties, rights and claims of Beacon Seller Related to the Beacon Business (other than the Beacon Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, and all goodwill associated therewith (the “Beacon Included Assets”), including:

(i)          all Contracts identified on Schedule 2.1(a)(i) to the extent such Contracts may be assumed and assigned under section 365 of the Bankruptcy Code (such Contracts, subject to additions or removals pursuant to Section 2.7, the “Beacon Assumed Contracts”);

(ii)         all Systems and any other Equipment, including those described on Schedule 2.1(a)(ii);

(iii)        all Software owned or licensed by Beacon Seller, including the Software described on Schedule 2.1(a)(iii);

(iv)        all Intellectual Property Rights owned or licensed by Beacon Seller;

(v)         all Books and Records of Beacon Seller (provided that such right shall be subject to Section 5.4 and that Beacon Seller may, in its discretion and at its sole expense, retain one copy of the Books and Records, for the sole purpose of the Chapter 11 Cases or winding down its operations);

(vi)        all goodwill associated with the Beacon Business;

(vii)       all supplies, goods, materials, work in progress, properties, rights and other assets Related to the Beacon Business;

(viii)      all tangible personal property Related to the Beacon Business;

(ix)         all Permits Related to the Beacon Business to the extent transferable after giving effect to the Sale Order;

(x)          all guaranties, warranties, indemnities and similar rights in favor of Beacon Seller and any of its Affiliates to the extent related to any Beacon Included Assets;

(xi)         all insurance benefits, including rights and proceeds, arising from or relating to the Beacon Included Assets or Beacon Assumed Liabilities prior to the Closing;

(xii)        all of Beacon Seller’s rights, title and interest in any litigation, claims, causes of action whether known or unknown, asserted or unasserted, for any action, conduct, or omissions arising prior to the Closing with Respect to the Beacon Business;

(xiii)       the Tyngsboro Lease, including the Deposit of Beacon Seller thereunder; and

(xiv)      all other assets Related to the Beacon Business that are not Beacon Excluded Assets.

(b)         Upon the terms and subject to the conditions of this Agreement, on the Closing Date, SRS Seller shall sell, transfer, assign, convey and deliver to SRS Purchaser, and SRS Purchaser shall purchase and acquire from SRS Seller, free and clear of Encumbrances (other than Permitted Encumbrances and SRS Assumed Liabilities), all right, title and interest in, to and under all of the assets, properties, rights and claims of SRS Seller Related to the SRS Business (other than the SRS Excluded Assets) and of Beacon Seller (to the extent enumerated below), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, and all goodwill associated therewith (the “SRS Included Assets” and, together with the Beacon Included Assets, the “Included Assets”), including:

(i)          all Contracts identified on Schedule 2.1(b)(i) to the extent such Contracts may be assumed and assigned under section 365 of the Bankruptcy Code (such Contracts, subject to additions or removals pursuant to Section 2.7, the “SRS Assumed Contracts”);

(ii)         all Systems and any other Equipment, including those described on Schedule 2.1(b)(ii);

(iii)        all Software owned or licensed by SRS Seller, including the Software described on Schedule 2.1(b)(iii);

(iv)        all Intellectual Property Rights owned or licensed by SRS Seller;

(v)         all Hazle Assets;

(vi)        all Books and Records of SRS Seller (provided that such right shall be subject to Section 4 and that SRS Seller may, in its discretion and at its sole expense, retain one copy of the Books and Records, for the sole purpose of the Chapter 11 Cases or winding down its operations);

(vii)       all goodwill associated with the SRS Business;

(viii)      all supplies, goods, materials, work in progress, properties, rights and other assets Related to the SRS Business;

(ix)         all tangible personal property Related to the SRS Business;

(x)          all Permits Related to the SRS Business to the extent transferable after giving effect to the Sale Order;

(xi)         all guaranties, warranties, indemnities and similar rights in favor of SRS Seller and any of its Affiliates to the extent related to any SRS Included Assets;

(xii)        all insurance benefits, including rights and proceeds, arising from or relating to the SRS Included Assets or SRS Assumed Liabilities prior to the Closing;

(xiii)       all of SRS Seller’s rights, title and interest in any litigation, claims, causes of action whether known or unknown, asserted or unasserted, for any action, conduct, or omissions arising prior to the Closing with Respect to the SRS Business;

(xiv)      the Owned Real Property; and

(xv)       all other assets Related to the SRS Business that are not SRS Excluded Assets.

Section 2.2.            Excluded Assets.

(a)         Nothing herein contained shall be deemed to sell, transfer, assign, convey or deliver the Beacon Excluded Assets to Beacon Purchaser, and Beacon Seller or an Affiliate thereof, as applicable, shall retain all right, title and interest to, in and under the Beacon Excluded Assets, and neither Beacon Purchaser nor any Affiliate of Beacon Purchaser shall have any Liability therefor.  “Beacon Excluded Assets” shall mean the following assets, properties and rights of Beacon Seller:

(i)          any and all rights of Beacon Seller under this Agreement or any agreement related hereto;

(ii)         all Accounts Receivable of Beacon Seller;

(iii)        all Avoidance Actions of Beacon Seller;

(iv)        all Deposits by Beacon Seller other than the deposit under the Tyngsboro Lease;

(v)         all rights to refunds, credits, deposits or prepayments or the equivalent owing to Beacon Seller from any taxing authority related to periods on or before the Closing Date;

(vi)        all insurance benefits, including rights and proceeds, arising from or relating to the directors and officers insurance of the Beacon Seller;

(vii)       all of Beacon Seller’s rights, title and interest in any litigation, claims, causes of action whether known or unknown, asserted or unasserted, for any action, conduct, or omissions arising prior to the Closing against any former or current officer, director, employee, shareholder, creditor, representative advisor, counsel or professional of Beacon Seller or relating to commercial tort claims;

(viii)      the Beacon Excluded Contracts and any and all rights thereunder;

(ix)         the SRS Included Assets;

(x)          the Retained Books and Records of Beacon Seller; provided, that prior and subsequent to the Closing Date, Beacon Purchaser shall have the right to make copies of any portions of the Retained Books and Records to the extent that such portions relate to, are relevant to, or were used prior to the Closing Date in connection with the operation of, the Beacon Business or any of the Beacon Included Assets;

(xi)         any cash or cash equivalents and all bank accounts of Beacon Seller (including, for this purpose, all collected funds (including checks), at or prior to 12:01 a.m., prevailing Eastern time on the Closing Date received by Beacon Seller (including in any lockbox of Beacon Seller) and all prepayments made to Beacon Seller);

(xii)        all deposits held by Beacon Seller under this Agreement, any Beacon Excluded Contract or for worker’s compensation collateral;

(xiii)       all assets of Beacon Seller related to or under any Employee Benefit Plans;

(xiv)      insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not included within the Beacon Included Assets, (B) any item of tangible or intangible property not included within the Beacon Included Assets, or (C) any Beacon Excluded Liability;

(xv)       any equity interest held by Beacon Seller in any Person;

(xvi)      the assets, properties and rights set forth on Schedule 2.2(a)(xvi);

(xvii)     any and all assets of Beacon Seller’s Affiliates, except to the extent specifically transferred by this Agreement as a Beacon Included Asset or otherwise;

(xviii)    all Liabilities with respect to employees of Beacon Seller or any of its Affiliates; and

(xix)       any intercompany obligations owing to Beacon Seller, other than any such intercompany obligations that are an Included Asset or an Assumed Liability.

(b)         Nothing herein contained shall be deemed to sell, transfer, assign, convey or deliver the SRS Excluded Assets to SRS Purchaser, and SRS Seller or an Affiliate thereof, as applicable, shall retain all right, title and interest to, in and under the SRS Excluded Assets, and neither SRS Purchaser nor any Affiliate of SRS Purchaser shall have any Liability therefor.  “SRS Excluded Assets” shall mean the following assets, properties and rights of SRS Seller:

(i)          any and all rights of SRS Seller under this Agreement or any agreement related hereto;

(ii)         all Accounts Receivable of SRS Seller;

(iii)        all Avoidance Actions of SRS Seller;

(iv)        all Deposits by SRS Seller;

(v)         all insurance benefits, including rights and proceeds, arising from or relating to the directors and officers insurance of the SRS Seller;

(vi)        all of SRS Seller’s rights, title and interest in any litigation, claims, causes of action whether known or unknown, asserted or unasserted, for any action, conduct, or omissions arising prior to the Closing against any former or current officer, director, employee, shareholder, creditor, representative advisor, counsel or professional of SRS Seller or relating to commercial tort claims;

(vii)       all rights to refunds, credits, deposits or prepayments or the equivalent owing to SRS Seller from any taxing authority related to periods on or before the Closing Date;

(viii)      the SRS Excluded Contracts and any and all rights thereunder;

(ix)         the Retained Books and Records of SRS Seller; provided, that prior and subsequent to the Closing Date, SRS Purchaser shall have the right to make copies of any portions of the Retained Books and Records to the extent that such portions relate to, are relevant to, or were used prior to the Closing Date in connection with the operation of, the SRS Business or any of the SRS Included Assets;

(x)          any cash or cash equivalents and all bank accounts of SRS Seller (including, for this purpose, all collected funds (including checks), at or prior to 12:01 a.m., prevailing Eastern time on the Closing Date received by SRS Seller (including in any lockbox of SRS Seller));

(xi)         all deposits held by SRS Seller under this Agreement or any SRS Excluded Contract;

(xii)        the Beacon Included Assets;

(xiii)       all assets of SRS Seller related to or under any Employee Benefit Plans;

(xiv)      insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not included within the SRS Included Assets, (B) any item of tangible or intangible property not included within the SRS Included Assets, or (C) any SRS Excluded Liability;

(xv)       any equity interest held by SRS Seller in any Person;

(xvi)      the assets, properties and rights set forth on Schedule 2.2(b)(xvi);

(xvii)     any and all assets of SRS Seller’s Affiliates, except to the extent specifically transferred by this Agreement as an SRS Included Asset or otherwise;

(xviii)    all Liabilities with respect to employees of SRS Seller or any of its Affiliates; and

(xix)       any intercompany obligations owing to SRS Seller, other than any such intercompany obligations that are an Included Asset or an Assumed Liability.

Section 2.3.            Condition of Conveyance.  Without limiting the provisions of this Agreement relating to the Closing, the sale, transfer, assignment, conveyance or delivery of the Included Assets shall be effected (a) by appropriate instruments of transfer, bills of sale, endorsements, assignments and deeds, in recordable form as appropriate and (b) free and clear of any and all Encumbrances other than Permitted Encumbrances and Assumed Liabilities.

Section 2.4.            Purchase Price.  The purchase price for the Included Assets (the “Purchase Price”) shall consist of (a) cash to the Beacon Seller in an amount equal to $4,700,000 (such cash amount, the “Beacon Cash Purchase Price”), of which $750,000 shall be paid to the Massachusetts Development Finance Agency in full satisfaction of its secured claim against the Beacon Seller, (b) cash to the SRS Seller in an amount equal to $800,000 (such cash amount, the “SRS Cash Purchase Price”), (c) a promissory note payable to the SRS Seller in the principal amount of $25,000,000, on the terms set forth in the term sheet attached as Exhibit F hereto (the “Note”) (and the Parties agree that such Note constitutes proceeds of the Secured Party’s collateral and, accordingly, shall be endorsed by the SRS Seller to the Secured Party unless the Bankruptcy Court directs otherwise), and (d) other Assumed Liabilities set forth in Section 2.5.

Section 2.5.            Assumption of Liabilities.

(a)         On the Closing Date, on the terms and subject to the conditions hereof, Beacon Purchaser shall assume and agree to pay, perform and discharge when due, the Beacon Assumed Liabilities, but only to the extent not paid, performed or discharged by Beacon Seller on or prior to the Closing Date.  For purposes of this Agreement, “Beacon Assumed Liabilities” shall mean the following Liabilities only (to the extent not paid at or prior to the Closing) relating to and arising on or after the Closing Date:

(i)          all liabilities and obligations of Beacon Seller under the (A) Beacon Assumed Contracts and (B) Permits that constitute Beacon Included Assets;

(ii)         all Cure Costs under the Beacon Assumed Contracts;

(iii)        the liabilities and obligations of Beacon Seller under the Tyngsboro Lease, as amended as provided herein;

(iv)        all liabilities and obligations relating to and arising from the Beacon Included Assets or the operation of the Beacon Business, but only to the extent relating to and arising after the period commencing on or after the Closing Date;

(v)         all liabilities and obligations for warranty liabilities, repairs, replacements, returns, allowances and rebates with respect to the Beacon Business, but only to the extent relating to and arising from activities occurring after the period commencing on or after the Closing Date; and

(vi)        Taxes relating to the Beacon Included Assets arising after the period commencing on the day after the Closing Date.

(b)         On the Closing Date, on the terms and subject to the conditions hereof, SRS Purchaser shall assume and agree to pay, perform and discharge when due, the SRS Assumed Liabilities, but only to the extent not paid, performed or discharged by SRS Seller on or prior to the Closing Date.  For purposes of this Agreement, “SRS Assumed Liabilities” shall mean the following Liabilities only (to the extent not paid at or prior to the Closing) relating to and arising on or after the Closing Date:

(i)          all liabilities and obligations of SRS Seller under the (A) SRS Assumed Contracts and (B) Permits that constitute SRS Included Assets;

(ii)         all Cure Costs under the SRS Assumed Contracts;

(iii)        all liabilities and obligations relating to and arising from the SRS Included Assets or the operation of the SRS Business, but only to the extent relating to and arising after the period commencing on or after the Closing Date;

(iv)        all liabilities and obligations for warranty liabilities, repairs, replacements, returns, allowances and rebates with respect to the SRS Business, but only to the extent relating to and arising from activities occurring after the period commencing on or after the Closing Date; and

(v)         Taxes relating to the SRS Included Assets arising after the period commencing on the day after the Closing Date.

Section 2.6.            Excluded Liabilities.

(a)         Notwithstanding anything contained in this Agreement to the contrary, neither Beacon Purchaser nor any of its Affiliates will assume or agree or undertake to pay, satisfy, discharge or perform in respect of, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the Transaction, to have assumed, or to have agreed to pay, satisfy, discharge or perform in respect of, any Liability, obligation, indebtedness, Taxes (other than Transfer Taxes Beacon Purchaser has agreed to pay pursuant to Section 7.4(a) of this Agreement), or Liability related to any Employee Benefit Plan of Beacon Seller or its Affiliates or of any other Person or in any way relating to the Beacon Business, the Beacon Included Assets, Beacon Excluded Assets or otherwise (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise) (such liabilities and obligations retained by Beacon Seller or any Affiliate of Beacon Seller or of any other Person or as otherwise excluded hereunder, including all liabilities and obligations with respect to the Beacon Excluded Assets, being referred to herein as the “Beacon Excluded Liabilities”) other than and limited to the Beacon Assumed Liabilities, and Beacon Seller and its Affiliates shall expressly retain all such Beacon Excluded Liabilities.

(b)         Notwithstanding anything contained in this Agreement to the contrary, neither SRS Purchaser nor any of its Affiliates will assume or agree or undertake to pay, satisfy, discharge or perform in respect of, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the Transaction, to have assumed, or to have agreed to pay, satisfy, discharge or perform in respect of, any Liability, obligation, indebtedness, Taxes (other than Transfer Taxes SRS Purchaser has agreed to pay pursuant to Section 7.4(a) of this Agreement), or Liability related to any Employee Benefit Plan of SRS Seller or its Affiliates or of any other Person or in any way relating to the SRS Business, the SRS Included Assets, SRS Excluded Assets or otherwise (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise) (such liabilities and obligations retained by SRS Seller or any Affiliate of SRS Seller or of any other Person or as otherwise excluded hereunder, including all liabilities and obligations with respect to the SRS Excluded Assets, being referred to herein as the “SRS Excluded Liabilities”) other than and limited to the SRS Assumed Liabilities, and SRS Seller and its Affiliates shall expressly retain all such SRS Excluded Liabilities.

Section 2.7.            Procedures for Assumption of Agreements.

(a)         On or prior to the date hereof, the applicable Seller shall have delivered to the applicable Purchaser a list of (i) all Material Contracts to which such Seller is a party and (ii) the amount of Cure Costs associated with each Material Contract.  Such list shall also contain a list of all other Contracts to which each Seller is a party or which are related to or used in connection with operation of its respective Business, other than such Contracts that are immaterial to such Business.  Each Seller shall cooperate with and provide such additional information to the applicable Purchaser in order to identify and provide to such Purchaser as promptly as practicable all Material Contracts related to such Seller’s Business (and the related Cure Costs), as well as Cure Costs of non-Material Contracts, subject to assumption or rejection hereunder.

(b)         Any motions filed by a Seller with, and any proposed orders submitted by a Seller to, the Bankruptcy Court seeking authorization after the date hereof to assume or reject any Contracts shall be satisfactory in form and substance to the applicable Purchaser in its reasonable discretion.  By no later than the Sale Hearing, each Seller shall cause notice to be provided to all counterparties to the Contracts regarding the (i) procedures for the assumption and assignment to the applicable Purchaser of their Contracts, except for any such Contracts which such Purchaser previously has advised such Seller in writing that it does not wish to assume (and such Seller shall thereupon be under no obligation to seek assumption and assignment to the applicable Purchaser of any such Contracts), and (ii) fixing of the Cure Costs associated with each Contract as of the Closing (or as of such later date reasonably acceptable to the applicable Purchaser and such Seller).  Each Seller shall consult with, and give due consideration to the views and concerns of, the applicable Purchaser prior to compromising or commencing any Legal Proceeding with respect to any material payment required to be made under the Bankruptcy Code to effectuate the assumption of any such Contract, including using commercially reasonable efforts to provide five (5) days’ notice of any such compromise or Legal Proceeding to such Purchaser.

(c)         After the Auction, for the purpose of determining whether a Contract of a Seller shall be included as an Assumed Contract or an Excluded Asset, each Contract of a Seller shall not be purchased by the applicable Purchaser and shall be included in Excluded Assets, unless such Purchaser notifies such Seller in writing of its desire to purchase such Contract no later than seven (7) days after entry of the Sale Order, in which case such Contract shall be designated to be assumed by such Seller and assigned to such Purchaser on the Closing Date, with such Purchaser responsible for all Cure Costs associated therewith; provided, however, each such Contract identified in Schedules 2.1(a)(i) and 2.1(b)(i) shall be designated to be assumed and assigned to such Purchaser, with such Purchaser responsible for all Cure Costs associated therewith, unless (a) otherwise specifically noted on such Schedules or (b) such designation is changed by such Purchaser notifying such Seller in writing of its desire to change such designation no later than seven (7) days after entry of the Sale Order, in which case each such Contract shall be deemed rejected and shall not be purchased by such Purchaser as an Assumed Contract.

(d)         Any Contract designated to be assumed and assigned hereunder shall be accompanied by such information or documentation related to “adequate assurance of future performance” as shall be reasonably required in connection with the assumption and assignment of such Contract, and upon Bankruptcy Court approval for the assumption and assignment thereof to the applicable Purchaser, shall constitute an Included Asset hereunder.  Any Contract that is not assumed as provided above shall be an Excluded Asset, and shall not constitute an Included Asset hereunder.  Notwithstanding anything to the contrary set forth in this Agreement, to the extent that, prior to Closing, any Assumed Contract is not subject to an Order of the Bankruptcy Court with respect to the assumption and assignment of such Assumed Contract, any liabilities of a Seller related to such Assumed Contract shall be the responsibility of such Seller until such Assumed Contract is assumed by such Seller and assigned to the applicable Purchaser.

(e)         At Closing, to the extent not previously paid, (i) Beacon Purchaser shall pay or cause to be paid (and shall reimburse or cause to be reimbursed to Beacon Seller any amounts paid after the date hereof in respect of) any and all Cure Costs in respect of all Contracts that are Beacon Assumed Contracts, and (ii) SRS Purchaser shall pay or cause to be paid (and shall reimburse or cause to be reimbursed to SRS Seller any amounts paid after the date hereof in respect of) any and all Cure Costs in respect of all Contracts that are SRS Assumed Contracts.

(f)          Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not affect the assignment or transfer of any Included Asset if (a) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or in any way adversely affect the ability of a Purchaser to assume rights thereunder and (b) the Bankruptcy Court shall not have entered an Order providing that such Necessary Consent is not required under applicable Law.  In such event, the applicable Seller and the applicable Purchaser will use their commercially reasonable efforts to obtain as expeditiously as possible the Necessary Consents with respect to any such Included Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the applicable Purchaser as such Purchaser may reasonably request.  Once Consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, such Seller shall promptly transfer, assign, convey and deliver such asset to such Purchaser at no additional cost.  Unless and until any such Necessary Consent is obtained, such Seller and such Purchaser shall cooperate to establish an arrangement reasonably satisfactory to such Purchaser under which such Purchaser would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which such Seller would enforce for the benefit of such Purchaser, with such Purchaser assuming and agreeing to pay such Seller’s obligations (other than any related Cure Costs), any and all claims, rights and benefits of such Seller against a third party thereto.  In such event, (i) such Seller will hold in trust for and promptly pay to such Purchaser, when received, all moneys received by them under any such Contract or any claim, right or benefit arising thereunder and (ii) such Purchaser will promptly pay, perform or discharge, when due, any and all obligations and liabilities arising thereunder (other than any related Cure Costs), other than those being contested in good faith.  Nothing in this paragraph shall be deemed a waiver of a Purchaser’s right to receive an effective assignment of all of the Included Assets at Closing nor shall any Contracts covered by this paragraph be deemed to constitute Excluded Assets solely by virtue of this paragraph.  Each Seller’s obligations under this paragraph shall terminate on the date that is three (3) months after the Closing Date.

Section 2.8.            Purchase Price Deposit.  On or prior to the date hereof, Purchasers have deposited with the Escrow Holder, by wire transfer of immediately available funds, as an earnest good-faith money deposit and security for the performance of Purchasers’ obligations under this Agreement, an amount equal to $800,000 (the “Purchase Price Deposit”).  At the Closing, the Purchase Price Deposit (and interest thereon accrued, if any) shall be applied toward the Cash Purchase Price.

Section 2.9.            Purchase Price Allocation.

(a)         For the purposes of the Bidding Procedures Order, the Purchase Price will be allocated among the Included Assets as set forth on Schedule 2.9(a).

(b)         Following the Closing, Purchasers shall allocate the Purchase Price (as determined for applicable Tax purposes) for Tax purposes (the “Tax Allocation”) among the Included Assets in accordance with IRC Section 1060 as prepared by Purchasers.  The Parties shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the agreed upon Tax Allocation.  No Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Tax Allocation unless required to do so by applicable Law.

Section 2.10.          Other Agreements. (a) As of or prior to the Closing Date, Beacon Purchaser and GFI Tyngsboro shall enter into the Tyngsboro Lease Amendment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided herein, each Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Included Assets.  As of the date hereof, as of the Bring-Down Date, and, with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.15 and 3.16, as of the Closing Date, Beacon Seller, with respect to itself only and not jointly, represents and warrants to Beacon Purchaser, and SRS Seller, with respect to itself only and not jointly, represents and warrants to SRS Purchaser, as follows:

Section 3.1.            Company Status.  Such Seller is duly organized and validly existing under the laws of its jurisdiction of organization.  Such Seller has all requisite corporate or limited liability company power and authority to own, lease, develop and operate the Included Assets and to carry on its respective Business as now being conducted (subject to the provisions of the Bankruptcy Code).

Section 3.2.            Power and Authority.  Subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order, each Seller has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the agreements related hereto and to perform its obligations hereunder and thereunder.  Subject to the entry of the Sale Order, the execution, delivery and performance by each Seller of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite corporate or limited liability company action on the part of such Seller and no other proceeding on the part of such Seller is necessary to authorize this Agreement and to consummate the Transaction.  Assuming entry of the Sale Order, this Agreement and each document delivered in connection herewith has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by all parties hereto and thereto other than such Seller) constitutes (or will constitute) valid and binding obligations of each Seller, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3.3.            Conflicts Under Constituent Documents or Laws.  Neither the execution and delivery of this Agreement by each Seller, nor the consummation by each Seller of the Transaction, will conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), except for breaches and defaults of the type referred to in section 365(b)(2) of the Bankruptcy Code, cause or permit the termination, modification, acceleration or vesting of any right or obligation or the loss of any benefit to which such Seller is entitled or result in the creation or imposition of any Encumbrance upon any of the Included Assets, except for Permitted Encumbrances, Assumed Liabilities or Encumbrances that will be released at or prior to Closing, under, (a) such Seller’s certificate of incorporation or bylaws or formation or operating agreement, or (b) any applicable Law, in each case, subject to the effect of applicable bankruptcy law and the Sale Order.

Section 3.4.            Consents.  Except as set forth on Schedule 3.4, the execution, delivery and performance by each Seller of this Agreement does not, and the consummation by each Seller of the Transaction will not require such Seller to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority or other third party, other than the Sale Order and such Consents and filings as are required by FERC.

Section 3.5.            Included Assets.

(a)         Except as disclosed in Schedule 3.5(a), each Seller has good, valid and marketable title to the Included Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances that will be removed, released or otherwise rendered unenforceable on or prior to the Closing Date.  Upon the sale of the Included Assets on the Closing Date, each applicable Purchaser, or its assignee, pursuant to the Sale Order, shall be the owner thereof and hold good, valid and marketable title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances), to the maximum extent permitted under sections 105 and 363 of the Bankruptcy Code and other applicable Law.

(b)         The Included Assets constitute all of the assets required for the continued conduct of the Beacon Business and the SRS Business.  Except for low rate initial production assets, the plants, buildings, structures, material equipment and other material tangible personal property included in the Beacon Included Assets are in good repair, working order and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use.  To the Knowledge of Sellers, there are no facts or conditions affecting any Beacon Included Assets that would reasonably be expected, individually or in the aggregate, to interfere in any material respect with the current use, occupancy or operation of such Included Assets.

Section 3.6.            Material Contracts.  To the Knowledge of Sellers, all material Contracts (the “Material Contracts”) have been made available to Purchasers in the Sellers’ electronic data room.

Section 3.7.            Real Property.

(a)         The Owned Real Property constitutes all of the real property owned by SRS Seller.  Beacon Seller does not own any real property.

(b)         Except for the Tyngsboro Lease, Sellers do not lease any real property pursuant to any Real Property Lease.  Beacon Seller has delivered to Beacon Purchaser a true, correct and complete copy of the Tyngsboro Lease, including all amendments or modifications thereto, and, except as provided on Schedule 3.7(b), the Tyngsboro Lease is unmodified and in full force and effect as of the Execution Date.   Beacon Seller is not a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property.  With respect to the Tyngsboro Lease:

(i)          the Tyngsboro Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms;

(ii)         as of the Bring-Down Date only, no amount payable under the Tyngsboro Lease is past due;

(iii)        Beacon Seller is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under the Tyngsboro Lease;

(iv)        Beacon Seller has not assigned, subleased, sublicensed, mortgaged, pledged or otherwise encumbered or transferred its interest, if any, under the Tyngsboro Lease; and

(c)         Beacon Seller has exercised within the time prescribed in the Tyngsboro Lease any option provided therein to extend or renew the term thereof.

(d)         Except as disclosed in Schedule 3.7(d), to the Knowledge of Sellers (i) there are no pending or threatened condemnation proceedings by or before any Governmental Authority with respect to the Real Property and (ii) Beacon Seller has not received any written notice from any city, village, county or state or other Governmental Authority of any zoning, ordinance, building fire, health or safety code or other legal violation in respect of the Tyngsboro Lease.

(e)         The Hazle Option Agreement is in full force and effect.

Section 3.8.            Intellectual Property Rights.

(a)         Schedule 3.8(a) contains a complete and accurate description and list of all  patented or registered Intellectual Property Rights (or applications therefor) owned or held by, or filed in the name of, each Seller or any Affiliate of such Seller (indicating for each, the applicable jurisdiction, registration number (or application number) and date issued or, if not issued, date filed and the applicable Seller or Affiliate).

(b)         Schedule 3.8(b) contains a complete and accurate list of all licenses and other rights granted to or by a Seller or any Affiliate of a Seller with respect to any Intellectual Property Rights (collectively, the “Intellectual Property Licenses”) (indicating for each, the applicable Seller or Affiliate and the applicable Business).

(c)         To the Knowledge of Sellers, the conduct of each Business as currently conducted by the applicable Seller does not, infringe any Intellectual Property Rights of any other Person.  To the Knowledge of Sellers, no Seller has received any demand, claim, notice, or inquiry from any other Person claiming infringement, misappropriation or dilution of any Intellectual Property Rights or unfair competition or unfair trade practices under the laws of any jurisdiction, and no Seller knows of no basis for any such allegation.  With respect solely to the Patents relating to Sellers’ flywheel technology, to the Knowledge of Sellers, none of the Intellectual Property Rights listed on Schedule 3.9(a) has been or is currently being infringed, misappropriated or diluted by any third parties.  With respect solely to the Patents relating to Sellers’ flywheel technology, the Beacon Seller has used all reasonable efforts to protect the Intellectual Property Rights listed on Schedule 3.9(a) Related to such Seller’s Business against any and all infringement, misappropriation or dilution by third parties and to secure and preserve all right, title and interest therein and thereto.

(d)         All granted Patents, listed on Schedule 3.9(a) are valid, subsisting, and in full force.  All applications for any Patents, listed on Schedule 3.9(a) have been prosecuted in good faith, as required by law and as reasonably prudent and diligent, and are in good standing.  To the Knowledge of Sellers, none of the Intellectual Property Rights listed on Schedule 3.9(a) is involved in any interference, reissue, re-examination, or opposition proceeding, and there has been no written notice received by a Seller that any such proceeding will hereafter be commenced.  To the Knowledge of Sellers, none of the Intellectual Property Rights listed on Schedule 3.9(a) is subject to any Legal Proceeding or Order currently restricting in any manner the use, transfer, or licensing thereof, or that may affect the validity, use, or enforceability of such Intellectual Property Rights.

Section 3.9.            Compliance with Laws and Orders.  Each Seller’s ownership and operation of its respective Business and the applicable Included Assets has been and is in compliance in all material respects with applicable Law and does not violate in any material respect any Law of any Governmental Authority.

Section 3.10.          Permits.  Each Seller has all material Permits required to permit such Seller to lawfully conduct and operate its Business (other than the Business relating to the Hazle Assets), and to own and use the applicable Included Assets (other than the Hazle Assets), in the manner consistent with the past practices of such Seller, except for such failures as would not, individually or in the aggregate, reasonably be expected to be material.  To the Knowledge of Sellers, except for breaches and defaults of the type referred to in section 365(b)(2) of the Bankruptcy Code, (i) each such Permit is valid and in full force and effect,(ii) each Seller is in compliance with the terms and requirements of each such Permit, except for such failures as would not reasonably be expected to be material and (iii) none of the Permits are undergoing any form of review, proceeding, whether requested or imposed, whose outcome may be to revoke, restrict, fail to renew, or materially modify such Permit.

Section 3.11.          Litigation.  Except for the matters that will be discharged or that are reasonably expected to be discharged pursuant to the Sale Order and all matters relating to or arising out of the Chapter 11 Cases, as of the date hereof, there is no Legal Proceeding pending against, or to the Knowledge of Sellers, threatened against or affecting, a Seller, its Business, or the applicable Included Assets before any court or arbitrator or any Governmental Authority which would reasonably be expected to be material or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transaction.

Section 3.12.          Environmental Matters.  Except as disclosed on Schedule 3.12:

(a)         To the Knowledge of Sellers, the ownership, use and operation by a Seller of its Business, the Real Property, the Included Assets or the Systems of such Seller have been, are and will be on the Closing Date in material compliance with all applicable Environmental Laws, and no Environmental Liability has been asserted, filed, commenced, or in writing threatened against such Seller, the Systems, the Included Assets, the Real Property or the Business of such Seller.  To the Knowledge of Sellers, there are no facts or circumstances now or formerly in existence in relation to a Business, the Real Property, the Included Assets or the Systems that would be reasonably likely to result in Environmental Liabilities.

(b)         To the Knowledge of Sellers, each Seller has obtained all Environmental Permits necessary for the ownership and operation of the Systems, the Included Assets and the Real Property of such Seller, and the conduct of its Business in material compliance with Environmental Laws, and the Included Assets and the Systems of such Seller are sufficient to conduct such Seller’s Business in compliance with and to the full extent of such Environmental Permits.  To the Knowledge of Sellers, all such

Environmental Permits are valid and in full force and effect, and none is undergoing any form of review or proceeding, whether requested or imposed, .

(c)         To the Knowledge of Sellers, no Seller has received written notice from any Governmental Authority of any violation of, or failure to comply with, any Environmental Laws with respect to its Business, the Real Property, the Included Assets or the Systems of such Seller which remains uncorrected and any obligation to respond to the presence or release of Hazardous Substances pursuant to applicable Environmental Laws with respect to such Seller’s Business, the Real Property, the Included Assets or the Systems that remains unperformed.

(d)         To the Knowledge of Sellers, no Release or threatened Release has occurred or is occurring at or from any property owned, operated, leased or used by a Business or a Seller for which Environmental Law requires (i) notice to any public or private entity or person, (ii) further investigation, or (iii) any form or response action.  To the Knowledge of Sellers, no condition or circumstance existed or exists at, on, in or under any such property for which Environmental Law requires (i) notice to any public or private entity or person, (ii) further investigation, or (iii) any form or response action.

(e)         Each Seller has identified and made available to each applicable Purchaser every material environmental investigation, study, audit, test and other analysis conducted by or for or in the possession of such Seller or its Business in relation to such Business, the Real Property, the Included Assets or the Systems of such Seller.

Section 3.13.          Regulatory Matters.  SRS was determined by FERC to be an exempt wholesale generator within the meaning of Section 32 of the Public Utility Holding Company Act of 1935 by order dated September 13, 2010, in Docket No. EG10-41.  SRS (i) is authorized by FERC to make wholesale sales of electric energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the Federal Power Act, (ii) has obtained the blanket authorizations and waivers that are customarily granted by FERC to parties authorized to sell electric power at market-based rates, and (iii) is in compliance with FERC’s regulations applicable to market-based rate sellers.  SRS has complied with all applicable FERC rules, filings and reporting obligations.

Section 3.14.          Labor Matters.  No Seller is a party to or bound by any collective bargaining agreement and there are no labor unions representing any employees employed by a Seller.

Section 3.15.          No Misleading Statements.  The representations and warranties made by a Seller in this Agreement, including the Exhibits and Schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein not misleading.

Section 3.16.          Brokers.  No person has acted as a broker on behalf of a Seller in connection with the consummation of the Transaction, and no Seller has incurred or become liable for any broker’s commission or finder’s fee which would or may become payable by a Purchaser relating to or in connection with the Transaction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date hereof, as of the Bring-Down Date, and as of the Closing Date, Beacon Purchaser, with respect to itself only and not jointly, represents and warrants to Beacon Seller, and SRS Purchaser, with respect to itself only and not jointly, represents and warrants to SRS Seller, as follows:

Section 4.1.            Corporate Status.  Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited liability company  power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2.            Validity.  Such Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and the agreements related hereto and to perform its obligations hereunder and thereunder (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite limited liability company action on the part of such Purchaser, and no other limited liability company proceeding on the part of such Purchaser is necessary to authorize this Agreement and to consummate the Transaction.  Assuming entry of the Sale Order, this Agreement and any document delivered in connection herewith has been duly and validly executed and delivered by such Purchaser and (assuming the due authorization, execution and delivery by all parties hereto and thereto other than such Purchaser) constitutes (or will constitute) valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.3.            Consents.  The execution, delivery and performance by each Purchaser of this Agreement does not, and the consummation by such Purchaser of the Transaction, will not require such Purchaser to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order and such Consents and filings as are required by FERC.

Section 4.4.            Broker Fees.  No Purchaser has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction that would be payable by a Seller.

Section 4.5.            Resources.  At the Closing, each Purchaser will have sufficient funds available to pay its applicable portion of the Cash Purchase Price, the Cure Costs, if any, and to satisfy any Assumed Liabilities to the extent due and payable at the Closing.

Section 4.6.            Investigation.  Each Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the applicable Included Assets, that it has made such reviews and inspections of the applicable Included Assets as it deems commercially reasonable, necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the Transaction, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties other than those expressly set forth in this Agreement, upon which it has relied.

ARTICLE V
COVENANTS

Section 5.1.            Conduct of the Businesses.  Except as may be required by the Bankruptcy Court, and except as may be required or contemplated by this Agreement, from the date hereof until the Closing Date, each Seller shall use its commercially reasonable efforts to conduct its Business in the Ordinary Course and consistent with past practices, including meeting all post-petition obligations relating to such Business as they become due and preserving intact their relationships with third parties (including suppliers and customers); provided, that, following the Bring-Down Date, each Seller shall be subject to the Budget described in Section 5.9 hereof.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as otherwise expressly contemplated by this Agreement or with the prior written consent of the applicable Purchaser, a Seller will not, and will cause its Affiliates not to:

(a)         with respect to its Business, acquire a material amount of assets from any other Person;

(b)         sell, lease, license or otherwise dispose of any Included Assets;

(c)         acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of another Person;

(d)         incur any indebtedness for borrowed money;

(e)         other than in accordance with Section 2.7 hereof, assume or reject or amend, restate, supplement, modify, waive or terminate any Material Contract, material Permit or unexpired Lease or enter into any settlement of any claim that (i) is outside the Ordinary Course of Business, (ii) delays the Closing, (iii) relates to a Material Contract or (iv) subjects a Seller to any material non-compete or other similar material restriction on the conduct of a Business that would be binding following the Closing; or

(f)          agree or commit to do any of the foregoing.

Section 5.2.            Matters Requiring Notice.  Sellers, on the one hand, and Purchasers, on the other hand, shall, prior to the Closing:

(a)         promptly following receipt or sending, as applicable, notify the other of any written notice or other written communication received by or sent by a Seller, in the case of Sellers, or a Purchaser, in the case of Purchasers, from or to any Person regarding any Consent required for the Transaction (including, but not limited to, any communications from FERC), or alleging that the Consent of such Person is or may be required in connection with the Transaction;

(b)         promptly upon becoming aware of any such inaccuracy, notify the other Party of any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time that would make such representation or warranty false in any material respect; and

(c)         promptly upon becoming aware of any such breach, notify the other Parties of any breach of any covenant or agreement of such Party(ies) contained in this Agreement at any time.

(d)         Notwithstanding anything to the contrary in this Agreement, delivery of any notice pursuant to this Section 5.2 and any access to or provision of information (including pursuant to Section 5.4) shall not modify any of the representations, warranties, covenants or agreements of the Parties (or rights or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

Section 5.3.            Supplement to Disclosure Schedules.  From time to time prior to the Closing Date, a Seller shall have the right (but not the obligation) to provide to the applicable Purchaser any supplement or amendment to the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a “Schedule Supplement”).  Without the written consent of Purchasers, no Schedule Supplement shall be taken into account in determining whether the conditions set forth in Sections 6.1 and 6.2 have been satisfied or limit or otherwise affect the representations and warranties of such Seller herein or any remedies hereunder available to such Purchaser.

Section 5.4.            Access to Information/Confidentiality/Preservation of Books and Records.

(a)         From the Execution Date until the earlier of (i) termination of this Agreement and (ii) the Closing, each Purchaser shall be entitled, through its representatives (including its legal advisors and accountants), to make such investigation of Sellers, the Included Assets and the Assumed Liabilities and such examination of the Books and Records as it reasonably requests and to make extracts and copies of such Books and Records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice in a manner that minimizes disruption to the business, operations and activities of a Seller.  Each Seller shall use its reasonable best efforts to cause its representatives to cooperate with a Purchaser and its representatives in connection with such investigation and examination.  Notwithstanding anything to the contrary contained herein, a Purchaser shall not be entitled to access or examine any information which a Seller reasonably determine (i) is protected by attorney-client privilege, work-product or any other similar privilege or doctrine or (ii) the disclosure of which is prohibited pursuant to any Contract or applicable Law.

(b)         From and after the Closing and for so long as the Chapter 11 Cases are pending or twelve (12) months after Closing, whichever period is shorter, each Purchaser agrees to provide the applicable Seller with reasonable access to Books and Records (and allow such Seller to make extracts and copies of such Books and Records during such access) solely in connection with the wind down of the applicable Chapter 11 Case or any other proceeding or action relating thereto at such Seller’s sole cost and expense.  Any such access shall be during regular business hours upon reasonable advance notice and in a manner that minimizes disruption to the business, operations and activities of a Purchaser, including a Purchaser’s operation of its Business.  Notwithstanding anything to the contrary contained herein, a Seller shall not be entitled to access or examine any information which a Purchaser reasonably determines (i) includes trade secrets or other proprietary information, (ii) is protected by attorney-client privilege, work-product or any other similar privilege or doctrine, (iii) the disclosure of which is prohibited pursuant to any Contract or applicable Law, or (iv) includes customer names or pricing information.

(c)         Unless and until the Closing has been consummated, each Purchaser shall hold, and shall cause its Affiliates, counsel, independent certified public accountants and appraisers to hold in confidence any confidential data or information made available to such Purchaser in connection with this Agreement pursuant to the terms of the Confidentiality Agreement.

Section 5.5.            Disclaimer of Additional Warranties.  Each Purchaser hereby acknowledges and agrees that, except as set forth in Article III, no Seller makes any representations or warranties whatsoever, express or implied, with respect to any matter relating to the Included Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Included Assets, the physical condition of any real or personal property comprising a part of the Included Assets or which is the subject of any Assumed Contract, the environmental condition or other matter relating to the collection of income, physical condition of any real property or improvements which are owned by a Seller or the subject of any Lease to be assumed by a Purchaser at the Closing or any other real property or improvements comprising a part of the Included Assets, the zoning of any such real property or improvements, the value of the Included Assets (or any portion thereof), the transferability of Included Assets, the terms, amount, validity, collectability or enforceability of any Claim, Assumed Contract, the validity or enforceability of any Intellectual Property Rights, the noninfringement of third party Intellectual Property Rights, the title to the Included Assets (or any portion thereof), or any other matter or thing relating to the Included Assets or any portion thereof).  Without in any way limiting the foregoing, except as set forth in Article III, each Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the applicable Included Assets.  Each Purchaser further acknowledges that such Purchaser has conducted an independent inspection and investigation of the physical condition of all portions of the Real Property and all such other matters relating to or affecting the Included Assets as such Purchaser deemed commercially reasonable, necessary and appropriate and that in proceeding with its acquisition of such, such Purchaser is doing so based solely upon such independent inspections and investigations.  Accordingly, except only for the representations and warranties set forth in Article III (which do not survive the Closing Date), each Purchaser will accept the applicable Included Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  Without limiting the generality of the immediately foregoing, except for the representations and warranties specifically contained in Article III, each Seller hereby expressly disclaims and negates any representation or warranty, express or implied, at common law, by statute, or otherwise, relating to the condition of the assets of such Seller; it being the intention of the

Parties that the Included Assets are to be accepted by a Purchaser in their present condition and state of repair.

Section 5.6.            Required Approvals.  Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parties shall use commercially reasonable efforts to cooperate and take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any applicable Law) to consummate the Closing and the Transaction as promptly as practicable including, but not limited to, the preparation and filing of all forms, registrations and notices required pursuant to any applicable Law to be filed to consummate the Closing and the Transaction and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, Consents, releases, Orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Governmental Authority.  SRS Purchaser further agrees to use its commercially reasonable efforts to obtain, as soon as practicable after the date hereof, any and all Consents and approvals of FERC required to consummate the Transaction contemplated by this Agreement.  Each of Sellers and Purchasers agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to vest in Beacon Purchaser good title to the Beacon Included Assets and in SRS Purchaser good title to the SRS Included Assets and to evidence the assumption by Beacon Purchaser of the Beacon Assumed Liabilities and by SRS Purchaser of the SRS Assumed Liabilities.

Section 5.7.            Publicity.  Except as required by applicable Law, including any Order by the Bankruptcy Court in connection with any filings by Sellers in any proceedings before the Bankruptcy Court or in connection with the Auction, no Seller shall (and shall cause their representatives not to) issue any press release concerning this Agreement or the Transaction without having provided Purchasers at least twenty-four hours to review and comment on such release.

Section 5.8.            Accounts Receivable.  If, following the Closing Date, a Purchaser collects any Accounts Receivable of each Seller, such receipts shall be deemed to be held by such Purchaser in trust for such Seller, such Purchaser shall remit such collected amounts to such Seller as promptly as practicable upon receipt.  Upon a Seller’s reasonable request, such Seller shall have the right to inspect the Books and Records of the applicable Purchaser during normal business hours (at such Seller’s sole costs and expenses and upon reasonable notice to such Purchaser) for the purpose of auditing the remittance of such Accounts Receivable.

Section 5.9.            Operation and Funding of the Businesses Between the Bring-Down Date and the Closing Date.  During the Interim Term:

(a)         On or before the Bring-Down Date, the Purchasers and Sellers shall agree on a budget for the Interim Term (the “Budget”).  The Budget may be amended with the written consent of Purchasers and Sellers, which consent shall not be unreasonably withheld or delayed.  Purchasers shall fund, and Seller shall use, the amounts set forth in the Budget solely for the uses and purposes, and at the times set forth in the Budget.

(b)         Sellers shall, on or before the second business day of each week of the Interim Term, provide to Purchasers a funding request for a cash advance in accordance

with the Budget.  Purchasers shall remit such amount to Sellers on the next business day.   For purposes of this Section, “in accordance with the Budget” shall mean compliance with the Budget such that there shall not occur an adverse variance of the disbursements of more than 10% on a cumulative basis.  Any request for funds in addition to those permitted hereunder shall be at the discretion of Purchasers.

(c)         On each Wednesday of each week during the Interim Term, Sellers shall deliver to Purchasers a report setting forth the variances from the Budget for that weekly period,

Section 5.10.          in Employees and Employee Benefit Matters.

(a)         Listed on Schedule 5.10(a) are the employees of each Seller whose employment is related to the maintenance and operation of such Seller’s Business and the applicable Included Assets (with respect to each Seller, such Seller’s “Employees”).  During the period of time beginning on the date of this Agreement and ending on the Closing Date, the Parties agree that a Purchaser or an Affiliate of a Purchaser shall be entitled to make an offer of employment to the Employees it wishes to employ under the terms and conditions as determined by such Purchaser in its sole discretion; provided that the hiring of any Employee by such Purchaser shall be conditioned upon the Closing, such Purchaser’s successful completion of the Employee’s background check, drug screen test and any other testing policies and procedures of such Purchaser and the Employee’s timely acceptance of the offer in accordance with its terms and conditions.  No Purchaser assumes any obligation to employ any of the Employees beyond those to whom a Purchaser has made an offer of employment as of the Closing Date (the “Offered Employees”).  Employment with a Purchaser will be considered new employment, and such Purchaser will not assume any obligations relating to the Offered Employees that accrue prior to an Offered Employee beginning employment with such Purchaser.  No Purchaser makes any representation with respect to the comparability of such Purchaser’s employee benefits to those provided by the applicable Seller.  Each Purchaser specifically disclaims any obligation to remunerate the Offered Employees who accept employment with such Purchaser at levels comparable to the aggregate remuneration provided during their employment by the applicable Seller.  Offered Employees who accept employment with a Purchaser under the new terms of employment will be deemed to have resigned their employment with the applicable Seller and will cease active participation in such Seller’s Employee Benefit Plans.

(b)         Upon a Purchaser’s request, the applicable Seller shall provide to such Purchaser, for each Employee, his or her title or position, employment status, current rate of compensation (including any bonus and contingent or deferred compensation) and date of hire and period of service recognized by each, and in the case of any Employee paid an hourly wage, the average number of hours such Employee was regularly scheduled to work each week in the twelve (12) month period prior to the date of this Agreement, and the number of hours such Employee is regularly scheduled to work each week as of the date of this Agreement.

(c)         As of the Closing Date, no Purchaser shall assume any Liabilities related to any Employees, except where required to do so by Law.  A Purchaser shall be solely responsible for any Liabilities related to the Offered Employees who accept employment with such Purchaser on the offered terms and that arise out of facts that occur after the Closing Date.

(d)         Nothing herein express or implied by this Agreement shall (a) confer upon any Person, including any Employee, or any other current or former employee of a Seller, or any beneficiary or legal representative thereof, other than the Parties and their respective permitted successors and assigns, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, or (b) be deemed to amend any employee benefit plan of a Purchaser or any of its Affiliates.

(e)         No Purchaser shall be responsible for any Liabilities, which may result from the termination of employment by a Seller of any Employees; provided, however, that a Purchaser will be responsible for and shall assume any and all Liabilities directly related to the termination by such Purchaser of any Offered Employee who accepts employment with such Purchaser on or after the Closing Date solely to the extent that such Liabilities relate directly to the period beginning with the hiring of such Offered Employees by such Purchaser and ending with such termination by such Purchaser.  No Purchaser shall assume any responsibility for accrued, but unused, vacation of Offered Employees as Assumed Liabilities.   Offered Employees will be considered new employees of the applicable Purchaser as of their first day of work for such Purchaser and will be subject to such Purchaser’s policies on the accrual of vacation, and in accordance with any applicable Laws going forward.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1.            Conditions for Purchasers.  The obligation of Purchasers to consummate the Closing is subject to the satisfaction or waiver in writing by the applicable Purchaser, at or before the Closing, of each of the following conditions:

(a)         All of the covenants and agreements of this Agreement to be complied with or performed by each Seller on or before the Closing Date shall have been complied with and performed in all material respects.

(b)         The representations and warranties of each Seller (i) set forth in Article III shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date hereof, (ii) set forth in Article III shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the Bring-Down Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date)., and (iii) set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.15 and 3.16 shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(c)         No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order.

(d)         The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed.

(e)         FERC shall have issued an Order authorizing the Transaction..

(f)          The deliveries described in Section 7.2 shall have been made.

(g)         The Escrow Holder shall have released the Seller Escrowed Closing Documents in accordance with the Escrow Agreement.

(h)         Beacon Purchaser and GFI Tyngsboro shall have entered into the Tyngsboro Lease Amendment, and the Tyngsboro Lease Amendment shall continue to remain in full force and effect.

Section 6.2.            Conditions for Sellers.  The obligations of Sellers to consummate the Closing are subject to the satisfaction or waiver in writing by the applicable Seller, at or before the Closing, of each of the following conditions:

(a)         All of the covenants and agreements in this Agreement to be complied with or performed by each Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.

(b)         The representations and warranties of each Purchaser set forth in Article IV (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date hereof, (ii) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the Bring-Down Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) and (iii) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(c)         No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order.

(d)         The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed.

(e)         FERC shall have issued an Order authorizing the Transaction, .

(f)          The deliveries described in Section 7.3 shall have been made.

(g)         The Escrow Holder shall have released the Purchaser Escrowed Closing Documents in accordance with the Escrow Agreement.

Section 6.3.            Consent by Secured Party.  Notwithstanding anything herein to the contrary, SRS Seller shall not waive or otherwise amend the conditions set forth in Sections 6.2(c), (d), (e) or (f) (with respect to 6.2(f) only, solely as it relates to Section 7.3(c)(i)) without the consent of the Secured Party, which consent shall not be unreasonably withheld or delayed.  In the event that the Secured Party withholds its consent to any such waiver, Secured Party and SRS Seller consent to the exclusive jurisdiction of the Bankruptcy Court, upon notice adequate in the circumstances and a hearing, to resolve any disagreement as to the reasonableness of Secured Party’s withholding of such consent and any other related issues.

ARTICLE VII
CLOSING

Section 7.1.            Closing Arrangements.  The consummation of the Transaction (the “Closing”) shall take place at 10:00 a.m. within two (2) Business Days following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction and waiver of such conditions; provided that the Closing shall not be earlier than the Bring-Down Date (the “Closing Date”)), at the offices of Brown Rudnick LLP, at One Financial Center, Boston, MA, or at such other time or place as may be mutually agreed to by the Parties.

Section 7.2.            Sellers’ Deliveries.

(a)         On or prior to the Bring-Down Date, each Seller shall deliver or cause to be delivered the following items and documents to the applicable Purchaser, each to be effective as of the Bring-Down Date:

(i)          the Escrow Agreement, duly executed by such Seller.

(b)         On or prior to the Bring-Down Date, each Seller (to the extent applicable) shall deliver or cause to be delivered the following items and documents to the Escrow Holder (the “Seller Escrowed Closing Documents”), each to be effective on the Closing Date:

(i)          the Deed, undated, duly executed by SRS Seller;

(ii)         the Bill of Sale, undated, duly executed by such Seller;

(iii)        the Assignment of Patents, Marks and Names, undated, duly executed by such Seller; and

(iv)        the Assignment and Assumption Agreement, undated, duly executed by such Seller.

(c)         On or prior to the Closing Date, each Seller (to the extent applicable) shall deliver or cause to be delivered the following items and documents to the applicable Purchaser:

(i)          a certified copy of the Sale Order;

(ii)         a certificate, dated as of the Closing Date, representing and certifying that the conditions set forth in Section 6.1 have been fulfilled, duly executed by such Seller;

(iii)        right to possession of the applicable Included Assets including keys, locks, safe combinations, passwords, access codes and otherwise required to obtain immediate control of such Included Assets;

(iv)        if required by the Escrow Agreement, escrow instructions, instructing insertion of the Closing Date by the Escrow Holder on the Seller Escrowed Closing Documents and disbursement of the Seller Escrowed Closing Documents; and

(v)         a certificate dated as of the Closing Date, duly executed by such Seller or by the first direct or indirect owner of such Seller that is not a disregarded entity, in the form specified by Treasury Regulations Section 1.1445-2(b)(2), certifying that such Seller is a not “foreign person” within the meaning of Section 1445 of the IRC and the Treasury Regulations thereunder.

Section 7.3.            Purchaser’s Deliveries.

(a)         On or prior to the Bring-Down Date, each Purchaser shall deliver or cause to be delivered the following items and documents to the applicable Seller, each to be effective as of the Bring-Down Date:

(i)          the Escrow Agreement, duly executed by such Purchaser.

(b)         On or before the Bring-Down Date, each Purchaser (to the extent applicable) shall deliver or cause to be delivered the following items and documents to Escrow Holder (the “Purchaser Escrowed Closing Documents”), each to be effective on the Closing Date:

(i)          the Assignment and Assumption Agreement, undated, duly executed by such Purchaser;

(ii)         an incumbency and specimen signature certificate, undated, with respect to the officers of such Purchaser executing this Agreement and the other documents to be executed in connection with the Transaction; and

(iii)        copies of the written consent of the parent entity of such Purchaser authorizing the execution, delivery and performance hereof by such Purchaser, certified by an authorized officer of such Purchaser as of the Closing Date.

(c)         On or before the Closing Date, each Purchaser (to the extent applicable) shall deliver or cause to be delivered the following items and documents to the applicable Seller:

(i)          a certificate, dated as of the Closing Date, representing and certifying that the conditions set forth in Section 6.2 have been fulfilled, duly executed by such Purchaser;

(ii)         the Purchase Price, less the Purchase Price Deposit, by wire transfer of immediately available funds; and

(iii)        if required by the Escrow Agreement, escrow instructions, instructing insertion of the Closing Date by the Escrow Holder on the Purchaser Escrowed Closing Documents and disbursement of the Purchaser Escrowed Closing Documents.

Section 7.4.            Tax Matters.

(a)         In accordance with section 1146(a) of the Bankruptcy Code, the making or delivery of any instrument or transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the right, title and interest contemplated by this Agreement, shall be in contemplation of a plan of reorganization to be confirmed in the Chapter 11 Cases, and such shall be free and clear of any and all Transfer Taxes.  Such instrument, Order and Contract transferring the Beacon Included Assets to Beacon Purchaser and the SRS Included Assets to SRS Purchaser, shall contain the following endorsement:

“Because this instrument has been authorized pursuant to an order of the United States Bankruptcy Court for the District of Delaware, in contemplation of a plan of reorganization of the Debtors, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. §1146(a).”

Notwithstanding the foregoing, in the event any Transfer Tax or similar taxes are payable hereunder to a U.S. Governmental Authority, such Transfer Taxes shall be borne by Purchasers.

(b)         Each of Purchasers and Sellers shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information in their possession and assistance relating to the applicable Included Assets and the applicable Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, Claim for refund or other filings relating to Tax matters, or in connection with any Tax audit or other Tax proceeding.

ARTICLE VIII
BANKRUPTCY COURT APPROVAL

Section 8.1.            Sale Process.  Within seven (7) days after the Auction, Sellers shall use their reasonable best efforts to obtain entry by the Bankruptcy Court of an order, in a form reasonably acceptable to Purchaser and Sellers approving the Transaction and authorizing Closing as of the Closing Date (the “Sale Order”).

Section 8.2.            Certain Bankruptcy Undertakings.(a) Without limiting the other obligations of the Parties hereunder, each of Sellers and Purchasers agrees to use its reasonable best efforts to do such further acts and things and to execute and deliver such additional agreements and instruments as may reasonably be required to consummate, evidence, confirm or obtain Bankruptcy Court approval of the sale of the Included Assets or any other agreement contemplated hereby and to consummate the Transaction.  In the event the Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), Sellers shall diligently defend against such appeal, petition or motion and shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion; provided that Sellers consult with Purchasers at Purchasers’ reasonable request regarding the status of any such Legal Proceeding.(b)  Sellers and Purchasers agree to cooperate, assist and consult with each other to obtain the issuance and entry of the Sale Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court.  Sellers shall use commercially reasonable efforts to consult with Purchasers and their representatives concerning any other Orders of the Bankruptcy Court and the bankruptcy proceedings in connection therewith and provide Purchaser with copies of requested applications, pleadings, notices, proposed Orders and other documents relating to this Agreement, the Transaction, the Businesses, the Included Assets and the Assumed Liabilities as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court.(c) Each Seller further covenants and agrees that, after the Closing, the terms of any reorganization plan it submits to the Bankruptcy Court for confirmation or sanction shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transaction, including, without limitation, any transaction contemplated by or approved pursuant to the Sale Order.

Section 8.3.            Break-Up Fee.  Subject to approval of the Bankruptcy Court, the Break-Up Fee and the terms and conditions for the payment thereof, in consideration for Purchasers having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of the assets of Sellers, in the event that Sellers consummate an Alternative Transaction (and Purchasers are not in material breach of this Agreement), Sellers shall pay and Purchasers shall receive, in addition to the refund of its Purchase Price Deposit, a breakup fee to compensate Purchasers as a stalking-horse bidder (the “Break-Up Fee”), as further specified below.  The Break-Up Fee shall be equal to $250,000.  Subject to approval of the Bankruptcy Court, the Break-Up Fee shall be paid by the earlier of (i) the Closing of an Alternative Transaction from the proceeds of such transaction and (ii) 90 days from the date of entry of the Sale Order from any deposit made in the Alternative Transaction, or, in the event that the Sellers are not, at such time, authorized to retain such deposit, from funds in the Sellers’ Chapter 11 Cases.

Section 8.4.            Alternative Transaction.  This Agreement is subject to approval by the Bankruptcy Court, the Bidding Procedures Order and the consideration by Sellers of higher and better competing bids (each a “Competing Bid”) in accordance with the Bidding Procedures Order.  If one or more Competing Bids is received for the sale of the Included Assets in accordance with the Bidding Procedures Order and such Competing Bid is a Qualified Bid (as defined in the Bidding Procedures Order), then Sellers shall conduct an Auction of the Included Assets. Should there be an Auction and should overbidding take place, Purchasers shall have the right, but not the obligation, to participate in the Auction in accordance with the Bidding Procedures Order and be approved as the successful overbidder at the Sale Hearing (as defined in the Bidding Procedures Order) based upon any such overbid.

ARTICLE IX
TERMINATION OF AGREEMENT

Section 9.1.            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written Consent of Sellers and Purchasers;

(b)         by Sellers or Purchasers if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any Legal Proceeding, in each case, having the effect of permanently making the Transaction illegal or otherwise permanently restraining or prohibiting consummation of the Transaction;

(c)         by Sellers or Purchasers if the Closing has not occurred on or prior to the Outside Date, provided that the failure of the Closing to occur on or prior to the Outside Date is not the cause or a result of the terminating party’s breach of this Agreement;

(d)         by SRS Seller or SRS Purchaser if FERC has denied its Consent to the Transaction;

(e)         by Sellers, in the event of any inaccuracy in any of Purchasers’ representations or warranties contained in this Agreement or any breach of any of

Purchasers’ covenants or agreements contained in this Agreement which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.2, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within five (5) calendar days after written notice thereof;

(f)          by Purchasers, in the event of any inaccuracy in any of Sellers’ representations or warranties contained in this Agreement or any breach of any of Sellers’ covenants or agreements contained in this Agreement which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.1, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within five (5) calendar days after written notice thereof;

(g)         by Sellers or Purchasers if any of the Chapter 11 Cases shall be converted into a case under Chapter 7 of the Bankruptcy Code or dismissed or a trustee or examiner with expanded powers is appointed or the automatic stay is lifted with respect to a material portion of the Included Assets;

(h)         by Purchasers if the Sale Order is not entered seven (7) days after the Auction or if such Order is modified without the consent of Purchasers (such consent not to be unreasonably withheld);

(i)          by Seller or Purchaser, if Seller shall file a plan of reorganization or liquidation or enter into a Contract with respect to an Alternative Transaction; or

(j)          automatically, if Seller closes an Alternative Transaction.

Section 9.2.            Consent by Secured Party.  Notwithstanding anything herein to the contrary, SRS Seller shall not consent to the amendment of Sections 9.1(a), (c), (d) or (g) hereof or the termination of this Agreement pursuant to Section 9.1(a), (c), (d) or (g) hereof without the consent of the Secured Party, which consent shall not be unreasonably withheld or delayed.  In the event that the Secured Party withholds its consent, Secured Party and SRS Seller consent to the exclusive jurisdiction of the Bankruptcy Court, upon notice adequate in the circumstances and a hearing, to resolve any disagreement as to the reasonableness of Secured Party’s withholding of such consent and any other related issues.

Section 9.3.            Purchase Price Deposit.

(a)         If this Agreement is terminated pursuant to (i) Section 9.1(a), (b), (c), (g), (i) or (j) and no Purchaser is in material breach of this Agreement at the time of termination or (ii) Section 9.1(d) and SRS Seller has materially breached its obligations under Section 5.6 with respect to obtaining the approval of FERC, then the amount of the Purchase Price Deposit as of the date of termination shall be returned to Purchasers within two (2) Business Days of such termination.

(b)         If this Agreement is terminated (i) pursuant to Section 9.1(d) (and SRS Seller has not materially breached its obligations under Section 5.6 with respect to obtaining the approval of FERC) or (e) or (ii) otherwise pursuant to Section 9.1 and a Purchaser is in material breach of this Agreement at the time of termination, then, the Purchase Price Deposit shall be disbursed to Sellers within two (2) Business Days of such termination.

(c)         If this Agreement is terminated by a Purchaser pursuant to Section 9.1(f) or (h), Sellers shall return the Purchase Price Deposit to Purchasers within two (2) Business Days of such termination.

(d)         Purchasers and Sellers hereby acknowledge that the terms of this Agreement pertaining to the Purchase Price Deposit shall survive the termination of this Agreement.

Section 9.4.            Certain Effects of Termination.  In the event of the termination of this Agreement by a Seller or a Purchaser as provided in Section 9.1: (a) a Party, if so requested by the other Party(ies), will return promptly every document furnished to it by the requesting Party or its representatives in connection with the Transaction, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and (b) the Confidentiality Agreement shall remain in effect.

Section 9.5.            Remedies.

(a)         Notwithstanding any termination right granted in Section 9.1, in the event of the non-fulfillment of any condition by any Party of its Closing obligations, the other Parties may elect to do the following:

(i)            proceed to Closing despite the non-fulfillment of any Closing condition (to the extent legally permissible), it being understood that consummation of the Closing by each Party shall be deemed a waiver of each breach of any representation, warranty or covenant of the other Parties and of such Party’s rights and remedies with respect thereto;

(ii)           decline to close, terminate this Agreement as permitted by Section 9.1 above, receive the Purchase Price Deposit (to the extent set forth in Section 9.3), and thereafter seek any other legal or equitable right or remedy, including monetary damages, and such Party shall also be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys’ fees); or

(iii)          seek specific performance by the other Party(ies) of its or their obligations hereunder which it has failed to perform so that the Closing may proceed (it being acknowledged and agreed that any Party would be damaged irreparably, the remedies available at law to any Party would be inadequate, and the performance of the other Party(ies)’s obligations under this Agreement may be specifically enforced).

(b)         SRS Seller shall provide at least two (2) Business Days prior notice to the Secured Party prior to electing to exercise any remedy hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.1.          Survival.  The representations and warranties of the Parties in this Agreement shall not survive the Closing.  Except as otherwise expressly provided in this Agreement, the agreements and covenants of the Parties shall survive the Closing and remain in full force and effect without time limit in accordance with the terms thereof.

Accordingly, for clarification purposes, it is acknowledged, understood and agreed by the Parties that no Seller shall have any liability or other obligation following the Closing with respect to any breach by such Seller or claimed breach by such Seller of (a) any representations or warranties contained in this Agreement or any of the documents or instruments delivered or entered into by such Seller in connection with this Agreement or (b) such Seller’s covenants and agreements contained in this Agreement or any of the documents or instruments delivered or entered into by such Seller in connection with this Agreement that do not by their terms extend beyond the Closing.  Notwithstanding anything expressed or implied herein to the contrary, the Parties acknowledge and agree that (1) Beacon Purchaser shall be solely responsible for the ownership of the Beacon Included Assets from and after the Closing Date, the operation of the Beacon Business from and after the Closing Date, and acts or omissions of Beacon Purchaser with respect thereto, (2) SRS Purchaser shall be solely responsible for the ownership of the SRS Included Assets, the operation of the SRS Business from and after the Closing Date, and acts or omissions of SRS Purchaser with respect thereto, and (3) no Seller shall have any responsibility or obligation with respect to, or arising out of, any of the foregoing.

Section 10.2.          Relationship of the Parties.  Nothing in this Agreement shall be construed so as to make a Purchaser or any Affiliate of a Purchaser a partner of a Seller or any Affiliate of a Seller.

Section 10.3.          Amendment of Agreement.  This Agreement may not be supplemented, modified or amended except by a written agreement executed by each Party.  Notwithstanding anything herein to the contrary, none of Section 6.3, Section 9.2, Section 9.5(c), the second sentence of this Section 10.3, or Section 10.4(e) hereof may be amended without the prior written consent of the Secured Party.

Section 10.4.          Notices.  Any Notice shall be in writing and shall be deemed to have been duly given or made when personally delivered, sent by facsimile or electronic mail or when mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed or directed as follows, or as may be furnished hereafter by notice, in writing, to the other Parties on at least three Business Days’ prior notice, to the following Parties:

(a)        If to Beacon Purchaser, to:

RC Beacon Acquisition, LLC

c/o Rockland Capital, LLC

24 Waterway, Suite 800

The Woodlands, TX  77380

Attention:	Scott Harlan
Cameron Baynard
Facsimile:	(281) 863-9051
(281) 863-9066
E-Mail:	scott.harlan@rocklandcapital.com
cameron.baynard@rocklandcapital.com

with a copy (which shall not constitute notice) given in like manner to:

Bracewell & Giuliani LLP

1251 Avenue of the Americas

48th Floor

New York, NY  10020

Attention:	Jonathan Gill, Esq.

Jennifer Feldsher, Esq.

Facsimile:	(212) 938-3810
(212) 938-6137
E-Mail:	jonathan.gill@bgllp.com
jennifer.feldsher@bgllp.com

(b)        If to SRS Purchaser, to:

Spindle Grid Regulation, LLC

c/o Rockland Capital, LLC

24 Waterway, Suite 800

The Woodlands, TX  77380

Attention:	Scott Harlan
Cameron Baynard
Facsimile:	(281) 863-9051
(281) 863-9066
E-Mail:	scott.harlan@rocklandcapital.com
cameron.baynard@rocklandcapital.com

with a copy (which shall not constitute notice) given in like manner to:

Bracewell & Giuliani LLP

1251 Avenue of the Americas

48th Floor

New York, NY  10020

Attention:  Jonathan Gill, Esq.

Jennifer Feldsher, Esq.

Facsimile:	(212) 938-3810
(212) 938-6137
E-Mail:	jonathan.gill@bgllp.com
jennifer.feldsher@bgllp.com

(c)        If to SRS Seller, to:

Stephentown Regulation Services LLC
c/o Beacon Power Corporation

65 Middlesex Road

Tyngsboro, MA  01879

Attention:  President

with a copy (which shall not constitute notice) given in like manner to:

Brown Rudnick LLP
One Financial Center
Boston, MA  02111
Attention: William R. Baldiga, Esq.
Facsimile: (617) 856-8201
E-Mail: wbaldiga@brownrudnick.com

(d)        If to Beacon Seller, to:

Beacon Power Corporation

65 Middlesex Road

Tyngsboro, MA  01879

Attention:  President

with a copy (which shall not constitute notice) given in like manner to:

Brown Rudnick LLP
One Financial Center
Boston, MA  02111
Attention: William R. Baldiga, Esq.
Facsimile: (617) 856-8201
E-Mail:  wbaldiga@brownrudnick.com

(e)        If to Secured Party, to:

U.S. Department of Justice

P.O. Box 875

Ben Franklin Station

Washington, DC  20044

Attention:  Matthew J. Troy, Attorney, Civil Division

with a copy (which shall not constitute notice) given in like manner to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY  10019
Attention:  Andrew Brozman and Sarah Campbell
Facsimile: (212) 878-8375
E-Mail: andrew.brozman@cliffordchance.com and sarah.campbell@cliffordchance.com

(f)          The Parties shall provide a copy of any notice delivered hereunder to the Secured Party; provided that any failure to so deliver such notice as provided herein shall not constitute a material breach hereunder.

Any Notice which is delivered or is sent by facsimile or email shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that, in the case of a Notice sent by facsimile, it shall not be deemed to have been sent unless there has been confirmation of transmission.

Section 10.5.          Fees and Expenses.  The Parties agree that, except as otherwise expressly provided in this Agreement, each Party shall bear and pay all costs, fees and expenses that it incurs, or which may be incurred on its behalf, in connection with this Agreement and the Transaction.

Section 10.6.          Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, the Parties agree that if any dispute arises out of or in connection with this Agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all disputes among Sellers and Purchasers relating to the Transaction.  Such court shall have sole jurisdiction over such matters and the Parties affected thereby and each of Purchasers and Sellers hereby Consents and submits to such jurisdiction; provided, however, that if the Chapter 11 Cases have closed and cannot be reopened, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the district in which the Bankruptcy Court is located and any appellate court thereof, for the resolution of any such Claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event any such action, suit or proceeding is commenced, the Parties hereby agree and Consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the Party at the address of such Party set forth in Section 10.4 hereof, unless another address has been designated by such Party in a notice given to the other Parties in accordance with the provisions of Section 10.4 hereof.

Section 10.7.          WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 10.8.          Further Assurances.  Subject to the other provisions of this Agreement and to applicable Law, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Agreement, without additional consideration.  Sellers shall use their commercially reasonable efforts, at Purchasers’ expense, to accomplish the approval of transfer of, or the reissuance of, such Permits as cannot be transferred without the consent or action of a third party, including a governmental entity.  Each Seller hereby acknowledges and agrees that, from the date hereof until the Closing Date, the applicable Purchaser has the right, at its sole cost and expense, to obtain a title commitment and/or survey covering any portion of the Real Property.  Each Seller hereby covenants to cooperate with the applicable Purchaser in good faith as reasonably necessary to obtain such title commitment and/or survey, provided that no Seller shall be required to incur any material out-of-pocket expenses in doing so.

Section 10.9.         Entire Agreement.  Except as set forth herein, this Agreement and the documents executed in connection herewith, constitute the full and entire agreement between the Parties hereto pertaining to the Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any Party.

Section 10.10.        Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.  All waivers hereunder must be in writing to be effective.

Section 10.11.        Assignment.  Neither the rights nor the obligation of any Party under this Agreement may be assigned or delegated, whether by operation of Law or otherwise, without the prior written Consent of the other Parties; provided that a Purchaser may, without the consent of the other Parties hereto, assign any of its rights, interests and obligations under this Agreement or any portion thereof to one or more Affiliate(s) of such Purchaser.

Section 10.12.        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 10.13.        No Third Party Beneficiaries.  Nothing in this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto; provided that Secured Party shall be a third party beneficiary for purposes of enforcing its rights under Sections 6.3, 9.2, 9.5(b), 10.3 and 10.4 hereof.

Section 10.14.        Severability of Provisions.  Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Agreement is affected by the operation of this sentence in any manner materially adverse to any Parties. Upon any such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the Parties.

Section 10.15.        Counterparts.  This Agreement may be executed in multiple counterparts (including by facsimile, .pdf or other electronic transmission), each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the Execution Date.  Any delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

SELLERS: BEACON POWER CORPORATION a Delaware corporation
By:	/s/ William Capp
Name:	William Capp
Title:	President

STEPHENTOWN REGULATION SERVICES LLC a Delaware limited liability company

By:	/s/ William Capp
Name:	William Capp
Title:	President

PURCHASERS

RC BEACON ACQUISITION, LLC a Delaware limited liability company

By:	/s/ W. Scott Harlan
Name:	W. Scott Harlan
Title:	President

SPINDLE GRID REGULATION, LLC a Delaware limited liability company

By:	/s/ W. Scott Harlan
Name:	W. Scott Harlan
Title:	President

ATTACHMENTS

EXHIBITS

Exhibit A — Assignment and Assumption Agreement

Exhibit B — Assignment of Patents, Marks and Names

Exhibit C — Bill of Sale

Exhibit D — Deed

Exhibit E — Escrow Agreement

Exhibit F — Note Term Sheet

Exhibit G— Tyngsboro Lease Amendment Term Sheet

SCHEDULES

Schedule 1.2 - Definitions

Schedule 2.1(a)(i) — Beacon Assumed Contracts

Schedule 2.1(a)(ii) — Beacon Systems and Equipment

Schedule 2.1(a)(iii) — Beacon Software

Schedule 2.1(b)(i) — SRS Assumed Contracts

Schedule 2.1(b)(ii) — SRS Systems and Equipment

Schedule 2.1(b)(iii) — SRS Software

Schedule 2.2(a)(xvi) — Additional Excluded Assets for Beacon

Schedule 2.2(b)(xvi) — Additional Excluded Assets for SRS

Schedule 2.9(a) — Purchase Price Allocation

Schedule 3.4 — Consents

Schedule 3.5(a) — Included Assets Title Issues

Schedule 3.7 (b) — Leased Real Property

Schedule 3.7(d) — Condemnation Proceedings

Schedule 3.8(a) — Registered Intellectual Property

Schedule 3.8(b) - Licenses

Schedule 3.12 — Environmental Matters

Schedule 5.10(a) — Employees

ANY EXHIBITS AND SCHEDULES NOT
ATTACHED HERETO ARE AVAILABLE UPON REQUEST

EXHIBIT F

NOTE TERM SHEET

Term Sheet Regarding the Note Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Common Agreement, dated as of August 6, 2010, as amended, among Stephentown Regulation Services LLC (“SRS”), as Borrower, U.S. Department of Energy as Credit Party and Loan Servicer and Midland Loan Services, Inc., as Administrative Agent and Collateral Agent, and the related agreements thereto.

Lender:	DOE or its designee

Borrower:	“Spindle Grid Regulation, LLC,” a newly formed limited liability company wholly-owned and funded by Rockland Power Partners, LP (“RPP”) .

Facility:	$25,000,000 term loan, which shall be deemed fully drawn and outstanding on the Closing Date. No future Advances shall be permitted under the Facility.

Closing Date:	Simultaneously with the closing of the acquisition by Borrower of the flywheel power plant located in Stephentown, NY (the “Project”).

Maturity:	June 15, 2030.

Interest:	3.54%

Interest shall be payable on each Quarterly Payment Date in arrears; provided, however, that at Borrower’s option, interest shall accrue but not be payable from the Closing Date until June 15, 2013 (such accrued interest amount, the “Accrued Payment”), which Accrued Payment (including interest on interest) shall be capitalized on the principal amount outstanding, which aggregate principal shall be payable in accordance with the amortization schedule.

Fees:	Same as Common Agreement.

Expenses:

Lender, Administrative Agent and Collateral Agent each shall pay all of their respective fees and expenses in connection with the BPC (as defined below) and SRS bankruptcy proceedings including, without limitation, all fees and expenses (including reasonable fees and expenses of counsel and financial advisors) incurred by them to acquire the SRS assets.

Amortization:	No amortization from the Closing Date until June 15, 2013.

Guaranty:	RPP shall provide to Lender for the benefit of Borrower a primary direct guaranty in the amount equal to $1,500,000 and RC Beacon Acquisition,

LLC, an affiliate of Borrower (“RC Beacon”), will provide a $3,000,000 corporate guaranty secured by all assets of RC Beacon (other than the Microgrid IP and Solar IP), (such guarantees together, the “Guarantees”. The Guarantees shall be drawable in the event and to the extent that (i) at any time prior to December 31, 2013, there is a need to fund amounts required to achieve Physical Completion or (ii) Borrower fails to make any payment required under the Facility. In the event that the reserve accounts under the Facility are fully funded at any time (the fully funded level of debt service reserve is 1 year of principal and interest), the Guarantees shall be released and terminated. Prior to any sale of all or substantially all of the assets of RC Beacon, RC Beacon shall procure that either (a) the RPP Guarantee shall be increased to $3,000,000 or (b) all reserve accounts under the Facility shall be fully funded (and, in either case, the RC Beacon Guarantee shall be released and terminated). In the event that all or substantially all assets of Borrower are sold, Borrower shall procure that (a) Lender reasonably approves such purchaser, (b) all reserve accounts under the Facility are fully funded or (c) the Lender is the beneficiary of a letter of credit in the amount of $3,000,000, drawable and terminable on like terms to the RC Beacon Guarantee, issued by a nationally recognized financial institution; provided that the RPP Guarantee shall be released and terminated.

Voluntary Prepayment:	Same as Common Agreement.

Mandatory Prepayments:

Same as Common Agreement except for Section 3.4.3(a)(v), which shall be deleted in its entirety to eliminate mandatory prepayments that would otherwise be made in connection with amounts distributed from the Distribution Suspense Account.

Representations And Warranties:

Same as Common Agreement with revisions to the representations and warranty provisions only to the extent required to be accurate with respect to the new Borrower and the negotiation of necessary and desired transactions with Affiliates for a new O&M Agreement and perpetual IP licenses with an Affiliate of the Borrower, a newly formed wholly-owned subsidiary of RPP (such entity, “RC Beacon Acquisition, LLC”), and not otherwise limit such provisions.

Covenants:	Same as Common Agreement except for:

(i) Section 6.33(a)(ii) which shall be deleted to remove the quarterly Leverage Ratio covenant;

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(ii)	Section 6.35 which shall be amended to allow the Borrower to contract with independent contractors possessing substantial experience and expertise in the substantive areas described therein;

(iii)	allow Borrower to use up to [10] of the existing used flywheel assemblies owned by BPC (“BPC Flywheels”) to satisfy the Physical Completion requirement to have 202 flywheels;

(iv)	revisions to the covenants only to the extent required to be appropriate to the new Borrower, and not otherwise limit such provisions;

(v)

expressly permitting the future reasonable negotiation between the Borrower and the Lender of an O&M Agreement and perpetual IP license agreements with RC Beacon Acquisition, LLC and its successors and assigns;

(vi)

Section 7.8 (Mergers) shall be amended to permit the sale of equity in the Borrower to a Permitted Holder (defined below) and/or the assets of the Borrower to an entity controlled by a Permitted Holder;

(vii)

Section 7.10 (Restricted Payments) which shall be amended by adding the following proviso to clause (iv) of the definition of “Distribution Preconditions” as used in Section 7.10(a)(iv): “provided, however, that during the continuation of a Deficiency Event, the rolling 12-month Debt Service Coverage Ratio shall be not less than 2.0x as of the last day of the preceding fiscal quarter” (forward looking test to be included in the final documentation), as the same may be amended (and which definition shall be amended to clarify that such project documents are between the Borrower and RC Beacon Acquisition, LLC (and its successors and assigns)).

The definition of “Deficiency Event” shall be added and shall mean the Borrower’s failure to operate at a level of at least 17 megawatts for any reason for a period of 60 or more consecutive days; and

(viii)

The Parties shall use their respective commercially reasonable efforts to agree as soon as practicable following the Closing Date regarding the punch list of items required to be completed by Borrower to achieve Physical Completion.

(ix)	On the Closing Date, or as soon as reasonably practicable thereafter, RPP shall contribute $2,100,000 of cash to Borrower to

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be used to achieve Physical Completion of the Project and to fund anticipated 2012 operating losses and working capital needs.

Events of Default:	Same as Common Agreement with the following revisions:

(i)

Section 8.1(k) shall be revised to remove the requirement in clause (i) that Holdings ceases to be the sole Equity Owner of Borrower and revise the definition of “Change of Control” which shall be deemed to have occurred if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding equity of Borrower on a fully diluted basis.

“Permitted Holder” shall be Rockland Power Partners, any of its Affiliates and or, as determined by Lender acting reasonably, any company controlled by established and reputable investors in, or experienced operators of, electric power production or regulation assets.

	(ii)	Section 8.1(h) shall be deleted in its entirety to remove cross-acceleration to any Affiliate indebtedness;

(iii)

Section 8.1(s) Suspension of Operation, shall be deleted in its entirety to eliminate any Event of Default related to the Borrower’s failure to operate at less than 17 MW for any period of 60 or more consecutive days.

(iv)

Section 8.1(t)(i) Failure of Physical Completion shall be revised so that is shall be an Event of Default if Physical Completion shall not have occurred eighteen (18) months after the Anticipated Physical Completion Date (increased from 6 months).

Assignments:

Same as Common Agreement with respect to Borrower except, Section 13.13(b) shall be amended to permit the assignment of all obligations under the Facility without the consent of the Loan Servicer or the DOE in connection with any transaction in which the assets of the Borrower are transferred to an entity controlled by Permitted Holders; provided, that such assignment is in whole and that the assignee consents to the continuation of liens in favor of the Loan Servicer on the Borrower’s assets so transferred.

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Common Agreement:	Except as set forth in this term sheet, the provisions of the Common Agreement and the security agreements shall remain substantially the same.

The terms and conditions of the above Facility are not limited to the above terms and conditions. Those matters which are not covered by or made clear in the above outline are subject to mutual agreement of the parties.

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EXHIBIT G
TYNGSBORO LEASE AMENDMENT TERM SHEET

Term Sheet Regarding the Proposed Amendment of the Lease, dated as of July 23, 2007 among GFI Tyngsboro, LLC (“GFI Tyngsboro”), as Landlord, and Beacon Power Corporation, as Tenant (the “Lease”). Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Lease.

THIS DRAFT TERM SHEET IS PROVIDED FOR DISCUSSION PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER, AGREEMENT OR COMMITMENT TO ENTER INTO THE TERM SHEET, ANOTHER BUSINESS TRANSACTION OR A RELATIONSHIP. NOTHING IN THIS DRAFT TERM SHEET IS INTENDED TO REPRESENT A COMMITMENT ON THE PART OF ROCKLAND CAPITAL OR ANY OF ITS AFFILIATES TO ENTER INTO THE TERM SHEET OR ANY OTHER DEFINITIVE AGREEMENT WITH ANY PERSON.

Lease Term:

Section 1.08 of the Lease shall be modified so that the Lease Term continues through February 15, 2013, and thereafter; provided that Tenant shall be entitled to terminate the lease on 90 days prior written notice, mutually terminable by Tenant upon 90 days prior written notice, through September 30, 2014, unless Tenant exercises its Extension Option(s); provide that, any new tenancy commencing within 90 days of termination shall be subject to a right of first refusal for Tenant.

Base Rent:

Exhibit B of the Lease shall be modified so that the current Base Rent will be discounted by 50%. Section 3.05 of the Lease shall be modified to provide that Base Rent for the Extension Period shall mean the current Base Rent in effect immediately prior to the commencement of the Extension Period discounted by 20%.

Environmental Indemnity:

Landlord shall agree to indemnify, defend, and hold Tenant harmless from and against any and all liabilities, judgments, losses, damages, costs or expenses of any nature, including reasonable attorneys’ and consultants’ fees and costs and costs of any environmental audit, investigation or remediation, actions (including, without limitation, administrative actions), petitions, orders, demands, claims, suits, charges, complaints, request for information, grievances, investigations, legal proceedings (whether at law or in equity) or arbitration made, resulting from or related to the presence or any release of Hazardous Materials that existed or occurred in, on or under, or migrated from, the Premises on or prior to the date of the amended Lease.

No Release of Tenant:	Section 13.02 shall be modified to change the Section heading to “No Waiver” and delete the following language:

“No assignment or transfer shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. If Tenant’s assignee or transferee shall default under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the assignee or transferee. Landlord may consent to subsequent assignments or modification of this Lease by Tenant’s transferee without notifying Tenant or obtaining its consent, and such action shall not release Tenant from any of its obligations or liabilities under this Lease as so assigned or modified.”

Permitted Transfers:

Section 13.03 shall be modified to (i) allow for affiliate transfers without qualification or limitation and (ii) in the event of an assignment or transfer, release Tenant of all future obligations and liabilities under the Lease.

Books and Records;
Audit Rights:

Section 4.02 shall be modified to include that (i) GFI Tyngsboro will maintain accurate books and records in connection with the amount of Additional Rent payable by Tenant under the Lease and (ii) Tenant shall have the right, at its expense and upon reasonable notice and during normal business hours, to audit GFI Tyngsboro’s books and records.

Property Taxes:

Section 5.01 of the Lease shall be modified to provide that Landlord covenants and agrees to cooperate with Tenant in good faith as reasonably necessary to apply for any abatement of or contest Real Property Taxes.

The terms and conditions of the above Proposed Amendment of the Lease are not limited to the above terms and conditions. Those matters which are not covered by or made clear in the above outline are subject to mutual agreement of the parties.

SCHEDULE 1.2

DEFINITIONS

“Accounts Receivable” means any and all accounts receivable, notes receivable, checks, similar instruments and other amounts receivable, billed or unbilled owed to a Seller for services rendered, including frequency regulation revenue, in the operation of such Seller’s Business, together with all security or other collateral therefor and any interest for unpaid financing charges accrued thereon, in each case as of the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” means any agreement or transaction involving the sale (in a single transaction or a series of transactions) of all or substantially all of the Included Assets (whether as a liquidation or a going concern), the confirmation of a plan of reorganization or liquidation, or the issuance or sale, directly or indirectly, (in a single transaction or a series of transactions) of all or substantially all of the equity interests of Sellers or any of their successors, to any Person other than a Purchasers or a designee of Purchasers. “Alternative Transaction” shall not include the confirmation of a plan of reorganization or liquidation following the Closing with a Purchaser.

“Assignment and Assumption Agreement” means an agreement providing for (i) the assignment by Beacon Seller of its right, title and interest in and to the Beacon Included Assets, and the assumption by Beacon Purchaser of the Beacon Assumed Liabilities, and (ii) assignment by SRS Seller of its right, title and interest in and to the SRS Included Assets, and the assumption by SRS Purchaser of the SRS Assumed Liabilities, substantially in the form attached hereto as Exhibit A.

“Assignment of Patents, Marks and Names” means an assignment of Patents, Marks, including Domain Names, by each Seller, substantially in the form attached hereto as Exhibit B.

“Assumed Contracts” means, collectively, the Beacon Assumed Contracts and the SRS Assumed Contracts.

“Assumed Liabilities” means, collectively, the Beacon Assumed Liabilities and the SRS Assumed Liabilities.

“Auction” has the meaning set forth in the recitals.

“Avoidance Actions” means all avoidance Legal Proceedings or Claims available to a Seller under chapter 5 of title 11 of the Bankruptcy Code, including any such Claims and actions arising under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Beacon Assumed Contracts” has the meaning set forth in Section 2.1(a)(i).

“Beacon Assumed Liabilities” has the meaning set forth in Section 2.5(a).

“Beacon Cash Purchase Price” has the meaning set forth in Section 2.4.

“Beacon Excluded Assets” has the meaning set forth in Section 2.2(a).

“Beacon Excluded Contracts” means any Contract to which Beacon Seller is a party which is not a Beacon Assumed Contract.

“Beacon Excluded Liabilities” has the meaning set forth in Section 2.6(a).

“Beacon Included Assets” has the meaning set forth in Section 2.1(a).

“Bidding Procedures Order” means that certain Order (i) Approving Bidding Procedures; (ii) Establishing Certain Related Deadlines; and (iii) Granting Related Relief, dated December 27, 2011 Docket No. 176.

“Bill of Sale” means a bill of sale substantially in the form attached hereto as Exhibit C.

“Books and Records” means all documents used by a Seller in connection with, or relating to, the Included Assets or the Assumed Liabilities of such Seller, or the operations of such Seller’s Business, including all files, data, reports, plans, mailing lists, supplier lists, customer lists, price lists, marketing information and procedures, advertising and promotional materials, equipment records, warranty information, records of operations, standard forms of documents, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media-storage data containing such information), which, for the avoidance of doubt, shall exclude the Retained Books and Records.

“Break Up Fee” has the meaning set forth in Section 8.3.

“Bring-Down Date” shall mean the date which is fourteen (14) days following entry of the Sale Order by the Bankruptcy Court or such earlier date as the Parties agree in writing.

“Budget” has the meaning set forth in Section 5.9(a).

“Business” or “Businesses” has the meaning set forth in the recitals.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close under applicable Law.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code and shall include, any claims, cause of action, chose in action, right to sue, right of recovery, right of set-off, right of recoupment, right of refund or reimbursement, right under warranty, guaranty or contract (express, implied or otherwise), right to receive a credit (by reason of prepayment, deposit, refund or otherwise), or similar right of any kind and nature, known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Documents” means any agreements, instruments and other documents to be delivered at the Closing pursuant to Section 7.2 or Section 7.3.

“Competing Bid” has the meaning set forth in Section 8.4.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Nondisclosure Agreement between Beacon Power Corporation and Rockland Capital, LLC, dated November 16, 2011.

“Consent” means any consent, approval, concession, grant, waiver, grant, exemption, license, entitlement, suitability determination, franchise, development right, certificate, variance, registration, permit, order or other authorization of or notice of any Person.

“Contract” means any contract, agreement, understanding, undertaking, commitment, lease, license or other arrangement (whether oral or written) affecting a Business or Related to a Business or any of the Included Assets, real or personal, entered into by a Seller or any of its Affiliates.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights on this Schedule 1.2.

“Cure Costs” means all cash amounts that, pursuant to section 365 of the Bankruptcy Code, will be required to be paid as of the Closing Date to cure any monetary defaults on the part of a Seller under the Assumed Contracts as a prerequisite to the assumption of such Assumed Contract; provided that in the case of any Contract, such Contract is executory and, in the case of any lease, such lease is unexpired.

“Deed” means the Deed for the transfer of the real property of SRS Seller, substantially in the form attached hereto as Exhibit D.

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“Deposit” means any security, vendor, utility, or other similar deposits by a Seller and any prepaid expenses, advances, advance payments or prepayments made by a Seller.

“Disclosure Schedules” means the Disclosure Schedules to this Agreement, dated as of the Execution Date, delivered by Sellers to Purchasers hereunder.

“Domain Names” means Internet domain names held or used by a Seller.

“Employee Benefit Plans” means each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by a Seller or by any trade or business, whether or not incorporated, which is a member of a controlled group of organizations, entities or trade or business within the meaning of IRC Section 414 of which a Seller is a member.

“Employees” has the meaning set forth in Section 5.10(a).

“Encumbrances” means all mortgages, pledges, charges, liens, debentures, trust deeds, Claims, assignments by way of security or otherwise, security interests, conditional sales contracts or other title retention agreements, rights of first refusal or similar interests or instruments charging, or creating a security interest in the Included Assets or any part thereof or interest therein, and any agreements, leases, licenses, occupancy agreements, options, easements, rights of way, restrictions, encroachments, servitudes, consents, voting rights, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) of any and every kind, nature and description affecting title to the Included Assets or any part thereof or interest therein.

“Environmental Laws” means all federal, state, and local administrative, civil and criminal laws, permits, regulations, rules, ordinances, codes, decrees, judgments, injunctions, directives, or judicial or administrative orders relating to, and all common law theories (at law or in equity) relating to, pollution, preservation, remediation or protection of the environment, natural resources or human health and safety, including, without limitation, those relating to Releases or threatened Releases (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, disposal, recycling, reclamation, replacement or handling of Hazardous Substances.

“Environmental Liabilities” means any direct, indirect, pending or threatened indebtedness, liability, claim, loss, damage, fine, penalty, cost, expense, deficiency, obligation or responsibility, whether known or unknown, (including any court costs, fees and expenses of expert witnesses, investigative expenses, and attorneys’ fees) of a Seller or of any past owners or operators of the Systems that (i) relates to ownership or operation of the Systems, (ii) arises under or relates to Environmental Laws, and (iii) arises from events occurring on or prior to the Closing Date.

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“Environmental Permits” means all licenses, consents, approvals, authorizations, permit, plans, variances, exemptions, and agreements required, issued or granted by any public or private entity or person pursuant to or in relation to Environmental Law or Releases of Hazardous Substances.

“Equipment” means all tangible personal property, including desks, chairs, tables, cabinets, cubicles, furniture, fixtures, furnishings, work equipment, machinery, motor vehicles, spare parts, tools, computers, servers, network and Internet- and information technology systems-related equipment, computer hardware, photocopiers, telephone lines, facsimile machines and other business equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools), advertising, marketing and promotional materials and all other printed or written materials used or held for use in connection with a Business and owned by a Seller, tools, racking, molds, forms, dies and tooling and miscellaneous items, miscellaneous office furnishings and supplies, maintenance equipment, signs, signage, and other tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Escrow Agreement” has the meaning set forth in the recitals hereto.

“Escrow Holder” means Brown Rudnick LLP.

“Excluded Assets” means, collectively, the Beacon Excluded Assets and the SRS Excluded Assets.

“Excluded Liabilities” means, collectively, the Beacon Excluded Liabilities and the SRS Excluded Liabilities.

“Execution Date” has the meaning set forth in the preamble.

“FERC” means the U.S. Federal Energy Regulatory Commission, and any successor agency thereto.

“Final Order” means any order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction, as to which the time to file an appeal, a motion for rehearing or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GFI Tyngsboro” means GFI Tyngsboro, LLC.

“Governmental Authority” means any domestic, foreign, federal, state, provincial or local authority, legislative body, court, government, regulatory agency, self-regulatory organization (including any securities exchange), commission, board, arbitral or other tribunal, or any political or other subdivision, department or branch of any of the foregoing.

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“Grant” means any grant, assistance or cooperation Contract with any Governmental Authority for the provision of stimulus or other funding.

“Hazardous Substances” means any pollutant, contaminant, petroleum or petroleum product, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste regulated under Environmental Laws.

“Hazle Assets” means any and all of Beacon Seller’s right, title and interest to, to and under all assets, properties, rights and claims relating to the Hazle Facility, including:

(i)            all Contracts;

(ii)           all Permits;

(iii)          all Grants, including the Hazle Grants; and

(iv)          the Hazle Option Agreement.

“Hazle Facility” means the 20MW flywheel frequency regulation plant proposed or intended to be developed or constructed by Beacon Seller in Hazle Township, Pennsylvania.

“Hazle Grants” means any and all grant or cooperation Contracts with any Governmental Authority with respect to the development and/or construction of the Hazle Facility, including (i) the Assistance Agreement, dated November 15, 2010, between Beacon Seller and the U.S. Department of Energy, and (ii) the grant approval letter, dated August 8, 2011, issued by the Commonwealth of Pennsylvania to Beacon Seller.

“Hazle Option Agreement” means that certain Option Agreement dated May 1, 2010 between Hazleton Community Area Development Organization, Inc. and Beacon Seller.

“Improvements” means all plants, buildings, improvements, structures, streets, roads and fixtures located, placed, constructed or installed on or under the Real Property, and all fixtures, machinery, apparatus or equipment affixed, attached or appurtenant thereto.

“Included Assets” means, collectively, the Beacon Included Assets and the SRS Included Assets.

“Intellectual Property Rights” means any and all forms of technology and intellectual property including any or all of the following as they exist in any jurisdictions:

(i)                                     inventions (whether or not patentable), discoveries, improvements, business methods, and processes, including patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, renewals, reexaminations, substitutions, reissues or extensions thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended modified, withdrawn or refiled) (“Patents”);

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(ii)                                  words, names, symbols, designs and other designations to identify or distinguish a business, good, group, product, or service, including trademarks, service marks, trade dress, trade names, brand names, telephone or facsimile numbers, email addresses, directory listings (in any media), Domain Names, designs or logos or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (“Marks”);

(iii)                               published and unpublished works of authorship (whether or not registered or registrable) including audiovisual works, websites and web pages, collective works, data and databases, documentation, compilations, literary works, sound recordings, derivative works, moral rights, including copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”);

(iv)                              trade secrets, confidential business information, information that is not generally known or otherwise readily ascertainable through proper means, and other proprietary information, customer information, blue prints, drawings, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, databases and other collections of data, mask works, industrial designs, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (“Trade Secrets”);

(v)           Software;

(vi)                              all licenses, sublicenses, and other agreements or permissions related to the property described in clauses (i) to (v) of this definition; and

(vii)                           claims, demands and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing, including any past, present or future infringement, misappropriation or other violation of any of them.

“Interim Term” means the period commencing on the Bring-Down Date and ending on the earlier of the date of the termination of this Agreement and the Closing Date.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Knowledge of Sellers” or any other similar knowledge qualification in this Agreement means the actual knowledge of William Capp regarding the item or matter and, solely with respect to Section 3.8 hereof, the actual knowledge of Richard Hockney regarding the item or matter.

“Law” means all federal, state, local, municipal, foreign, international, multinational or other statutes, laws (including principles of common law), regulations, rules, ordinances, codes, decrees, constitutions, ordinances, treaties, Orders and other requirements of, administered or enforced by or on behalf of, any Governmental Authority.

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“Lease” means any lease, sublease, license or similar contract (whether oral or written) or affecting a Business or Related to a Business or any of the Included Assets, real or personal, entered into by a Seller, including all options to renew, purchase, expand or lease (including any leasehold improvements to any facilities or appurtenances to such improvements (including, without limitation, buildings, structures, storage areas, driveways, walkways and parking areas), rights of first refusal, first negotiation and first offer), all credit for the prepaid rent associated therewith, and all Deposits made in connection with such Leases.

“Leased Real Property” means all that certain real property commonly known as 65 Middlesex Road, Tyngsboro, Middlesex County, Massachusetts and the buildings and improvements situate thereon leased by Beacon Seller pursuant to the Tyngsboro Lease.

“Legal Proceeding” means any action, complaint, claim, suit, litigation, arbitration, mediation, appeal, petition, charge, prosecution, indictment, audit, hearing, inquiry, investigation or proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought or asserted by any Person or group of Persons or Governmental Authority or conducted or heard by or before any Governmental Authority or any arbitration tribunal.

“Liability” means any debt, liability, loss, claims, damage, commitment or other obligation of any nature (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or not yet due) and including all costs, fees and expenses relating thereto.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights on this Schedule 1.2.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has been or would be reasonably likely to be material and adverse to the Business, the Included Assets, the Assumed Liabilities or the results of operations or condition (financial or otherwise) of the Business, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) changes in general economic or financial market conditions, (B) the outbreak or escalation of hostilities, the declaration of war, the occurrence of any calamity or natural disaster, or acts of terrorism, (C) changes in any Law or GAAP or interpretation thereof after the Execution Date, (D) any event as to which Purchaser has provided its express prior written consent hereunder, (E) any announcement of this Agreement and the Transaction, or (F) any action taken by Purchaser or any of its Affiliates or representatives.

“Material Contract” and “Material Contracts” have the meaning set forth in Section 3.6.

“Necessary Consent” has the meaning set forth in Section 2.7(f).

“Note” has the meaning set forth in Section 2.4.

“Notice” means any notice, request, Consent, acceptance, waiver or other communication required or permitted to be given pursuant to this Agreement.

“Offered Employees” has the meaning set forth in Section 5.10(a).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, subpoena, or award entered, issued, made or rendered by or with any Governmental Authority (whether temporary, preliminary or permanent).

“Ordinary Course” or “Ordinary Course of Business” means the conduct of a Business in accordance with the applicable Seller’s normal day-to-day customs, practices and procedures, consistent with past practice prior to the commencement of the Chapter 11 Cases.

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“Outside Date” shall mean the date which is ninety (90) days following the Execution Date.

“Owned Real Property” means all that certain real property situated in the Town of Stephentown, Rensselaer County, State of New York, and the fixtures, buildings and improvements situate thereon (the “Premises ”), together with all the rights and appurtenances pertaining to the Premises, including any right, title and interest of Seller (if any) in and to all adjacent streets and rights-of-way, appurtenant easements, tenements, hereditaments, privileges, minerals and mineral rights, water and water rights, and utility capacity

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights on this Schedule 1.2.

“Permits” means all permits, licenses, authorizations, approvals, entitlements, accreditations, certifications, franchises, Consents, Orders and registrations of all Governmental Authorities as are necessary for a Seller to own, lease, manage or operate such Seller’s Included Assets or Business.

“Permitted Encumbrances” means, solely with respect to Included Assets: (a) mechanics’, materialmen’s, warehouseman’s and similar liens for labor, materials or supplies that relate to Assumed Liabilities; and (b) zoning, building codes and other land use Law regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by (i) the current use or occupancy of the Real Property or (ii) the operation of the Business.

“Person” means an individual, partnership, limited liability company, corporation, trust, joint venture, association, joint stock company, unincorporated organization, Governmental Authority or other entity, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Personal Property Lease” means any Lease of tangible personal property.

“Premises” has the meaning set forth in the definition of Owned Real Property on this Schedule 1.2.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchase Price Deposit” has the meaning set forth in Section 2.8.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Escrowed Closing Documents” has the meaning set forth in Section 7.3(b). “Real Property” means the Owned Real Property and the Leased Real Property.

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“Real Property Lease” means any Lease or license of real property.

“Related to a Business” means required for, arising out of, or used or held for use in connection with a Business as conducted by the applicable Seller before the commencement of the Chapter 11 Cases.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substances including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances.

“Retained Books and Records” means (A) any documents (including books and records) that a Seller is prohibited (or reasonably believe to be prohibited) by applicable Law to sell and transfer, (B) corporate seals, minute books, charter documents, corporate stock record books, original Tax and financial records and such other books and records as pertain to the organization, existence, actions or share capitalization of a Seller, (C) any books and records or information related exclusively to any of the Excluded Assets or Excluded Liabilities.

“Sale Hearing” means the hearing scheduled by the Bankruptcy Court to approve the Transaction.

“Sale Order” has the meaning set forth in Section 8.1.

“Schedule Supplement” has the meaning set forth in Section 5.3.

“Secured Party” means the U.S. Department of Energy.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Escrowed Closing Documents” has the meaning set forth in Section 7.2(b).

“Software” means any and all (a) computer programs, including any and all implementations of algorithms, models, protocols, schematics, designs, configurations, settings, controls, techniques and methodologies, whether in software, firmware, source code, object code, micro code, or any other form (including code pertaining to micro controllers, digital signal processors and field programmable gate arrays), (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, files, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all documentation, including user manuals and training documentation, relating to any of the foregoing, in each case developed by or for, or licensed to, a Seller and Related to such Seller’s Business.

“SRS Assumed Contracts” has the meaning set forth in Section 2.1(b)(i).

“SRS Assumed Liabilities” has the meaning set forth in Section 2.5(b).

“Beacon Cash Purchase Price” has the meaning set forth in Section 2.4.

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“SRS Excluded Assets” has the meaning set forth in Section 2.2(b).

“SRS Excluded Contracts” means any Contract to which SRS Seller is a party which is not an SRS Assumed Contract.

“SRS Excluded Liabilities” has the meaning set forth in Section 2.6(b).

“SRS Included Assets” has the meaning set forth in Section 2.1(b).

“Systems” means all servers, systems, sites, circuits, networks and other computer assets and computer equipment owned, licensed or owned by a Seller and Related to such Seller’s Business.

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) and (ii) liability for items in (i) of any other Person by contract, operation of Law (including Treasury Regulations Section 1.1502-6) or otherwise.

“Tax Allocation” has the meaning set forth in Section 2.9(b).

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any taxing authority.

“Third Party” means any person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights on this Schedule 1.2.

“Transaction” means the transactions contemplated herein to be consummated at the Closing, including the purchase and sale of the Included Assets and the assumption of the Assumed Liabilities provided for in this Agreement.

“Transfer Taxes” means any sales, use, value added, transfer, stamp, excise, registration, documentary, mortgage or recording or other similar taxes payable solely as a result of and in connection with the consummation of the Included Assets or the assumption of any Assumed Liability.

“Treasury Regulations” means the regulations promulgated under the IRC.

“Tyngsboro Lease” means that certain Lease dated July 23, 2007 between GFI Tyngsboro and Beacon Seller.

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“Tyngsboro Lease Amendment” means the Lease Amendment, to be entered into between Beacon Purchaser and GFI Tyngsboro as of the Closing, which is on the terms and conditions set forth in the term sheet attached hereto as Exhibit G and otherwise acceptable to Beacon Purchaser in its sole discretion.

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SCHEDULE 2.9(a)

PURCHASE PRICE ALLOCATION FOR
PURPOSES OF THE BIDDING PROCEDURES ORDER

Included Asset (by Seller)	Allocation of the Purchase Price
SRS Seller
• All SRS Included Assets	$25,800,000
Beacon Seller
• All Beacon Assets	$4,700,000